UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Core & Main, Inc.
_________________________________________________________________________________________________
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1830 Craig Park Court, St. Louis, Missouri 63146
May 16, 2023

Dear Stockholder:

It is my pleasure to invite you to attend the annual meeting of stockholders of Core & Main, Inc. (“Core & Main” or the “Company”), to be held virtually at 9:00 a.m. (Central Time) on June 28, 2023, and any adjournments or postponements thereof. The annual meeting will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/CNM2023, where you will be able to listen to the meeting live, submit questions and vote online. All holders of our outstanding common stock as of the close of business on May 1, 2023 are entitled to vote at the meeting. To participate in the annual meeting you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.
The accompanying notice of meeting and proxy statement contain important information about the upcoming meeting including general information, a description of the business that will be acted upon at the meeting and the voting procedures to be used at the meeting.
Your vote is important. Whether you plan to attend the annual meeting, we encourage you to submit your proxy or voting instructions using one of the voting methods described in the accompanying proxy statement so that your shares may be represented at the meeting. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the annual meeting and to vote your shares at the annual meeting if you wish to do so.
We encourage you to read both our proxy statement and Annual Report on Form 10-K for the year ended January 29, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2023 (the “2022 Form 10-K”) in their entirety. We value hearing from, and engaging with, our stockholders. We appreciate your continued support of Core & Main, and we look forward to the 2023 annual meeting.
Sincerely,
James Berges
Chair of the Board

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, June 28, 2023, at 9:00 a.m. Central Time.
Place:	via the Internet at www.virtualshareholdermeeting.com/CNM2023
Record Date:	May 1, 2023.
Who May Vote:
Holders of Class A common stock and Class B common stock as of the close of business on May 1, 2023 are entitled to one vote per share at the 2023 annual meeting of stockholders (the “Annual Meeting”).

Items of Business:	1.
To elect four directors to our board of directors (the “Board”), each to serve as a Class II director for a term of three years expiring at the annual meeting of stockholders to be held in 2026 or until such director’s successor has been duly elected and qualified, subject to earlier resignation or removal;

	2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2024;
	3.	To conduct an advisory vote to approve named executive officer (“NEO”) compensation; and
	4.	To transact any other business as may properly come before the Annual Meeting.
A copy of the accompanying proxy statement and our Annual Report to Stockholders for the fiscal year ended January 29, 2023 (the “Annual Report”) are available free of charge at www.proxyvote.com.

If you plan to attend the Annual Meeting, please see the instructions beginning on page 2 of the proxy statement. There will be no physical location for stockholders to attend. Stockholders only may participate by logging in at www.virtualshareholdermeeting.com/CNM2023.

Annual Meeting Materials:	A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is first being mailed to stockholders on or about May 16, 2023.
Date of Mailing:	May 16, 2023.
For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders the Notice of Internet Availability with instructions for accessing the proxy materials, including our proxy statement and Annual Report, and for voting via the Internet. The Notice of Internet Availability also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.

The Notice of Internet Availability will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board’s recommendation with regard to each matter; a toll-free number, an email address and a website where stockholders may request a paper or email copy of the proxy statement; our Annual Report to stockholders; a form of proxy relating to the Annual Meeting; and information on how to attend and vote at the virtual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 28, 2023: This notice of the 2023 Annual Meeting of Stockholders, the proxy statement and the Annual Report are available at www.proxyvote.com and may be accessed using the control number located on each proxy card.

By Order of the Board of Directors
Mark G. Whittenburg
Secretary
St. Louis, MO
May 16, 2023

GENERAL INFORMATION ABOUT THE 2023 ANNUAL MEETING OF CORE & MAIN, INC.
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
The annual meeting will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/CNM2023.
2023 Annual Meeting Information

Date:	Wednesday, June 28, 2023
Time:	9:00 a.m. Central Time
Access
Via the Internet at www.virtualshareholdermeeting.com/CNM2023. To virtually attend the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.

Record date:	May 1, 2023
Items of Business

Proposals		Board Vote Recommendation	Page Reference (for more information)
1.	Elect four directors to our Board, each to serve as a Class II director for a term of three years expiring at the 2026 annual meeting of stockholders	FOR ALL	51
2.	Ratify the appointment of our independent registered public accounting firm for the fiscal year ending January 28, 2024	FOR	52
3.	Conduct an advisory vote to approve NEO compensation	FOR	53

Structure; Classes of Stock
Core & Main was incorporated under the laws of the State of Delaware on April 9, 2021. On July 27, 2021, we completed an initial public offering (“IPO”) of shares of our Class A common stock. The shares began trading on the New York Stock Exchange (“NYSE”) on July 23, 2021 under the symbol “CNM.” In connection with the IPO, we completed a series of reorganization transactions to implement an “Up-C” capital structure referred to herein as the “Reorganization Transactions” and further described in note 1 to our audited consolidated financial statements, which are included in our 2022 Form 10-K. As a result of the Reorganization Transactions and the IPO, Core & Main is a holding company whose primary material asset is a controlling direct and indirect ownership interest in Core & Main Holdings, LP (“Holdings”). As we have a majority economic interest in Holdings and because we are the general partner of Holdings, we operate and control all of the business and affairs of Holdings and conduct our business through Holdings and its subsidiaries, including Core & Main LP, a Florida limited partnership (“Opco”).

We have two classes of common stock outstanding: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally. Shares of Class B common stock have no economic rights. Ownership of Class B common stock entitles the holders, subject to the terms of the Exchange Agreement, dated as of July 22, 2021, by and among Core & Main, Holdings and the holders of limited partnership interests of Holdings (“Partnership Interests”), as amended (the “Exchange Agreement”), to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of our Class B common stock, for shares of our Class A common stock generally on a one-for-one basis, or, at the election of a majority of the disinterested members of our Board, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions for each Partnership Interest exchanged, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement also provides that in connection with any such exchange, to the extent that Holdings has, since consummation of the Reorganization Transactions and our IPO, made distributions to the applicable Continuing Limited Partner (as defined under “Certain Relationships and Related Party Transactions”) that are proportionately lesser or greater than the distributions made to us, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange.
Company Performance
Our financial highlights for fiscal 2022 (as compared to the fiscal year ended January 30, 2022 (“fiscal 2021”)) include:
•Net sales increased 32.9% to $6,651 million
•Gross profit margin increased 140 basis points to 27.0%
•Net income increased 158.2% to $581 million
•Adjusted EBITDA (Non-GAAP) increased 54.8% to $935 million
•Adjusted EBITDA (Non-GAAP) margin increased 200 basis points to 14.1%
•Net Debt Leverage (Non-GAAP) was 1.4x as of January 29, 2023 compared with 2.5x as of January 30, 2022
Net sales for the fiscal year ended January 29, 2023 (“fiscal 2022”) increased $1,647 million, or 32.9%, to $6,651 million compared with $5,004 million for fiscal 2021. The increase in net sales was primarily attributable to higher selling prices, volume growth and acquisitions, with higher selling prices representing approximately three-fourths of the net sales increase. The volume increases were driven by market volume growth and share gains in part due to preferred access to products during a period of material shortages, which helped drive growth across all product lines, and the execution of our sales initiatives.
Gross profit margin increased 140 basis points to 27.0%. The overall increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, a favorable pricing environment, the execution of our gross margin initiatives and accretive acquisitions.
Adjusted EBITDA for fiscal 2022 increased $331 million, or 54.8%, to $935 million compared with $604 million for fiscal 2021. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit margins, and leveraging our cost structure on the increase in net sales.
Net cash provided by operating activities increased $432 million to $401 million. The improvement in operating cash flows was primarily driven by higher operating income, a smaller investment in working capital due to more predictable product lead times in fiscal 2022 and lower cash interest payments. These factors were partially offset by an increase in tax payments due to higher income before provision for income taxes.
In addition to providing results that are determined in accordance with the generally accepted accounting principles of the United States (“GAAP”), we present Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage, which are non-GAAP financial measures. Additional information regarding these measures, including a reconciliation to the most comparable GAAP measure, is included under the heading “Non-GAAP Reconciliation” beginning on page 55 of this proxy statement and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures” in our 2022 Form 10-K.

Corporate Governance Highlights

Board Independence
•Seven of our 12 directors are independent, as defined by section 303A.02 of the NYSE Listed Company Manual. Of our director nominees, Ms. Amirthalingam, Mr. Kimbrough and Ms. Newman are independent directors.

Board Oversight
•The Board regularly devotes substantial time to the Company’s strategic priorities, focusing on assessing the Company’s progress to date, as well as on strategic initiatives and risks over the short and long term. The Board believes that although short-term performance is important, it should be assessed in the context of the Company's long-term goals.

Annual Board Assessments	•The Board and each Board committee conduct an annual assessment of their effectiveness as a group.
Board Refreshment and Diversity
•We believe our diversity and inclusion efforts are critical to the success of our talent strategy. Our Board has three female directors and two directors from diverse backgrounds. Additional qualifications, experience and other information about our directors are provided on pages 12-16.

Stockholder Outreach
•Company management has engaged in wide-ranging dialogue with our major institutional investors. Both the Company and the Board benefit greatly from the insights, experiences, and ideas exchanged during these engagements. We are committed to continuing this dialogue with our stockholders in the future.

Stock Ownership Guidelines
•Our Chief Executive Officer, other executive officers who are Section 16 officers and non-employee members of the Board (collectively, “covered persons”) are subject to our stock ownership guidelines. Each covered person is required to maintain a minimum equity stake in the Company, determined as a multiple of the covered person’s base salary or annual cash retainer, as applicable, and converted to a fixed number of shares of common stock. Our Chief Executive Officer must maintain stock ownership equal to six times his or her base salary. Each Section 16 officer must maintain stock ownership equal to three times his or her base salary. Each of the non-employee members of the Board must maintain stock ownership equal to five times his or her annual cash retainer. All covered persons currently satisfy the stock ownership guidelines. For the purpose of determining ownership levels, common units of Core & Main Management Feeder, LLC (“Management Feeder”) granted under the Amended and Restated Core & Main Holdings LP Equity Incentive Plan (the “Pre-IPO Plan”) that can be indirectly exchanged for shares of the Company’s Class A common stock are treated as shares held directly.

Compensation Clawback
•In the event of a significant restatement of our financial results, the Board may, in certain circumstances, be able to recoup cash incentive bonuses and equity awards granted to our executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In February 2023, in response to recent SEC rulemaking, the NYSE proposed amendments to its listing standards to require issuers whose securities are listed on the NYSE (including the Company) to implement clawback policies that mandate the recoupment of certain incentive compensation if an accounting restatement is required. The proposed changes to NYSE’s listing standards will become effective on the date the SEC approves them, which will occur no later than November 28, 2023. We will amend our Clawback and Forfeiture Policy as needed to comply with the final NYSE listing standards as approved by the SEC.

No Hedging, Pledging or Short Sales	•We do not allow our directors, executive officers or associates to engage in hedging, pledging, or short sales of our securities.
Meeting Attendance
•Each of our directors attended 75% or more of the aggregate of the total number of Board meetings and committee meetings on which he or she served in fiscal 2022, other than Mr. Buck who joined the board in September 2022.

Sustainability
•Our internal steering committee is responsible for driving our environmental, social and governance (“ESG”) initiatives, including remaining dedicated to sustainability and establishing an internal ESG ambassador committee that includes individuals from various areas of the Company.

PROPOSALS
Proposal 1 – Director Election
General
The Board is asking you to approve the four nominees recommended by the Board as Class II directors (“Proposal 1”). Our Board has nominated Bhavani Amirthalingam, Orvin T. Kimbrough, Margaret M. Newman and Ian A. Rorick to serve as Class II directors for terms expiring at the 2026 annual meeting of stockholders or until each of their successors has been duly elected and qualified, subject to earlier resignation or removal. The persons named as proxies will vote to elect Bhavani Amirthalingam, Orvin T. Kimbrough, Margaret M. Newman and Ian A. Rorick, unless a stockholder indicates that his or her shares should be withheld with respect to any such nominee. For more information concerning each of the director nominees, please see the section entitled “Director Nominees” below.
In the event that any nominee for Class II director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. All nominees are currently serving as directors, and we do not expect that the nominees will be unavailable or will decline to serve.
Director Nominees
Pursuant to our amended and restated bylaws (the “Bylaws”), to be elected as a director, a nominee must receive the affirmative vote of at least a plurality of the votes cast in respect of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote in an election of directors. Therefore, the four nominees receiving the highest number of “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected. There is no cumulative voting. Withheld votes and broker non-votes (as described below) will have no effect on Proposal 1. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees are as follows:

Name	Age	Director Since	Board Committees	Independent
Bhavani Amirthalingam	47	2022	Audit	✓
Orvin T. Kimbrough	48	2021	Audit; Nominating and Governance	✓
Margaret M. Newman	54	2021	Compensation (Chair)	✓
Ian A. Rorick	35	2021	-	-
Additional qualifications, experience, and other information about the four director nominees, as well as the current members of the Board who will continue to serve after the Annual Meeting, are provided beginning on page 12.
Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify its appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending January 28, 2024 (“fiscal 2023”) (“Proposal 2”). For more information, see “Audit Matters” beginning on page 49 and “Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm” on page 52 of this proxy statement.
Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation
The Board is asking you to vote to approve the compensation of our NEOs, often referred to as a “say-on-pay” advisory vote (“Proposal 3”). The advisory vote on Proposal 3 gives our stockholders the opportunity to express their views on our NEOs’ compensation, as disclosed in this proxy statement pursuant to Section 14A of the Exchange Act. While the advisory vote on Proposal 3 is not binding on us, the Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.
As described in detail in “Director and Executive Compensation”, a core objective of our executive compensation is to enable us to attract, to motivate and to retain talent. We believe that our executive compensation is aligned with pay-for-performance principles and aligns the NEOs' long-term interests with those of our stockholders. Please read our Compensation Discussion and Analysis beginning on page 32 for details about our executive compensation programs, including information about fiscal 2022 compensation of our NEOs.

For more information, see “Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation” on page 53 of this proxy statement.
2024 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals submitted for inclusion in the proxy statement for our 2024 annual meeting of stockholders must be received by us by January 17, 2024. For more information, see page 54 of this proxy statement.
QUESTIONS AND ANSWERS
Why am I receiving these proxy materials?
The accompanying proxy materials have been furnished to you because the Company is soliciting your proxy to vote your shares of common stock of the Company at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.
The “proxy materials” include the Notice of Internet Availability and proxy statement for the Annual Meeting, our Annual Report and the proxy card for the Annual Meeting. The Company has made these proxy materials available to you through the Internet, or, upon your request, has delivered printed versions of these materials to you by mail, because you owned shares of Company common stock at the close of business on the May 1, 2023 record date (the “Record Date”).
When you vote via the Internet, telephone or by signing and returning the proxy card, you appoint Mark G. Whittenburg and Stephen O. LeClair as your representatives at the Annual Meeting, with full power of substitution. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment, and as permitted by applicable law. This way, your shares will be voted whether you virtually attend the Annual Meeting. Even if you plan to virtually attend the Annual Meeting, we encourage you to vote in advance via Internet or telephone, or if you received your proxy card by mail, by signing and returning your proxy card. If you vote via the Internet or telephone, you do not need to return your proxy card.
Why is the Annual Meeting being held virtually?
We believe that a virtual-only Annual Meeting will give more of our stockholders the opportunity to attend and actively participate in the Annual Meeting, while also reducing the cost to the Company.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, the Company has elected to use the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending a Notice of Internet Availability to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy may be found in the Notice of Internet Availability. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company of physically printing and mailing materials.
Who is entitled to vote?
Holders of Class A common stock and Class B common stock, together as a single class, as of the close of business on the Record Date are entitled to vote at the Annual Meeting. In compliance with Delaware law, beginning on June 18, 2023, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by calling the Company at 1-314-995-9116 and requesting a time to view such list.

Each share of common stock is entitled to how many votes?
As of the Record Date, there were:
•165,811,917 shares of Class A common stock outstanding; and
•65,276,379 shares of Class B common stock outstanding.
Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders. As of the Record Date, holders of Class A common stock held 71.8% of the total outstanding voting power and holders of Class B common stock held 28.2% of the total outstanding voting power.
How do I vote?
The procedures for voting are as follows:
•Stockholder of Record. If you are a stockholder of record, you may vote online during the virtual Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone or vote by proxy via the Internet. Even if you do not plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote, even if you have already voted by proxy. The vote you cast during the Annual Meeting will supersede any previous votes that you may have submitted.
•Vote by Internet. To vote during the Annual Meeting, follow the instructions posted at www.virtualshareholdermeeting.com/CNM2023. Stockholders of record may submit proxies prior to the Annual Meeting over the Internet by visiting www.proxyvote.com and following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.
•Vote by Telephone. Stockholders of record may submit proxies using any telephone from within the United States by following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any telephone by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.
•Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “If I hold shares in street name through a broker, can the broker vote my shares for me?” regarding whether your broker, bank or other holder of record may vote your uninstructed shares.
•Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, trustee or other nominee, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted. To vote during the Annual Meeting, you must obtain a valid proxy from your broker, trustee or other nominee. Follow the instructions included with these proxy materials, or contact your broker, trustee or other nominee to request a proxy form.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
•Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record.
•Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account how to vote the shares you hold in your account.

What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. Registered stockholders may do this by:
•delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, to 1830 Craig Park Court, St. Louis, Missouri 63146, Attn: Secretary;
•submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or
•virtually attending and voting during the Annual Meeting.
Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you hold shares through a bank or broker, please refer to your voting instruction form, or other information forwarded by your bank or broker, to see how you can revoke your proxy and change your vote.
How many votes do you need to hold the Annual Meeting?
The presence, in person, electronically or represented by proxy at the Annual Meeting, of a majority of the voting power of the combined shares of Class A common stock and Class B common stock entitled to vote constitute a quorum. A quorum must be present to conduct business at the Annual Meeting.
On what items am I voting?
You are being asked to vote on three items: (i) to elect four directors nominated by the Board and named in this proxy statement to serve as Class II directors for a term of three years expiring at the 2026 annual meeting of stockholders; (ii) to ratify the appointment of PwC as our independent registered public accounting firm for fiscal 2023; and (iii) to conduct an advisory vote to approve NEO compensation.
In addition, stockholders and proxies present at the Annual Meeting will transact any other business as may properly come before the Annual Meeting. The Board is not currently aware of any other business to be conducted at the Annual Meeting. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How does the Board recommend that I vote?
The Board recommends that you vote:
•FOR each of the four director nominees;
•FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2023; and
•FOR approval of NEO compensation.
How may I vote in the election of directors, and how many votes must the nominees receive to be elected?
With respect to Proposal 1, you may:
•vote FOR each of the four director nominees;
•vote FOR one or more of the director nominees and WITHHOLD from voting on one or more of the other director nominees; or
•WITHHOLD from voting on all the director nominees.
Our Bylaws provide that a director nominee must receive the affirmative vote of at least a plurality of the votes cast. This means that the four individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected.

How may I vote for Proposal 2, and how many votes must this proposal receive to pass?
With respect to Proposal 2, you may:
•vote FOR the ratification of PwC;
•vote AGAINST the ratification of PwC; or
•ABSTAIN from voting on the proposal.
In order to pass, the proposal must receive the affirmative vote of a majority of the voting power of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote “AGAINST” Proposal 2. Broker non-votes will have no effect on Proposal 2 because Proposal 2 is a “routine” matter for which brokers are permitted to vote shares held by them without instruction by the beneficial owner. Even if the appointment is ratified, the Audit Committee may in its discretion select a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
How may I vote on Proposal 3 to approve, on an advisory basis, the executive compensation of the NEOs as disclosed in this proxy statement, and how many votes must this proposal receive to pass?
With respect to Proposal 3, you may:
•vote FOR the approval, on an advisory basis, of NEO compensation;
•vote AGAINST the approval, on an advisory basis, of NEO compensation; or
•ABSTAIN from voting on the proposal.
The non-binding advisory vote on Proposal 3 will be determined by a majority of the voting power of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote “AGAINST” Proposal 3. As an advisory vote, this proposal is not binding. In light of the foregoing, our Board and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our NEOs.
Will my shares be voted if I do not vote via the Internet, telephone, by signing and returning my proxy card or by attending and voting online during the Annual Meeting?
If you do not vote via the Internet, by telephone, by signing and returning your proxy card or by attending and voting online during the Annual Meeting, then your shares will not be voted and will not count in deciding the matters presented for stockholder consideration at the Annual Meeting.
Under certain circumstances and in accordance with NYSE rules that govern banks and brokers, if your shares are held in street name through a bank or broker, your bank or broker may vote your shares if you do not provide voting instructions before the Annual Meeting. These circumstances include voting your shares on “routine matters,” such as Proposal 2, the ratification of the appointment of our independent registered public accounting firm described in this proxy statement. With respect to Proposal 2, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.
The remaining proposals are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes at the Annual Meeting will be counted for purposes of establishing a quorum, but will have no effect on the outcome of the proposals being voted on at the Annual Meeting.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures that your shares will be voted at the meeting in accordance with your wishes.

What is the vote required for each proposal to pass, and what is the effect of abstentions and uninstructed shares on the proposals?
The following table summarizes the Board’s recommendation on each proposal, the vote required for each proposal to pass, and the effect abstentions, broker non-votes or uninstructed shares (proxy card returned, but voting instructions not provided) have on each proposal.

Proposal Number	Item	Board Voting Recommendation	Voting Required for Approval	Abstentions/Withheld	Broker Non-votes
1	Election of Directors	FOR ALL	The four nominees who have received the affirmative vote of at least a plurality of the votes cast in respect of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote	No effect	No effect
2	Ratification of appointment of independent registered public accounting firm	FOR	Majority of the voting power of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote	Count as votes against	Discretionary voting permitted
3	Advisory vote on the compensation of our NEOs	FOR	Majority of the voting power of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote	Count as votes against	No effect
Who is paying for this proxy solicitation?
We are paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We will, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding proxy materials to their customers who are street name holders and obtaining their voting instructions.
I share an address with another stockholder. Why did we receive only one set of proxy materials?
We have adopted a procedure approved by the SEC called “householding,” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, proxy statement or Notice of Internet Availability, as applicable, unless we receive contrary instructions from one or more of the stockholders. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, please contact Broadridge Financial Solutions, Inc. (“Broadridge”) at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who are currently receiving multiple copies of the proxy materials may also request delivery of a single copy by contacting Broadridge at the same telephone number or address. You also may request additional copies of the proxy materials by contacting Broadridge at the same telephone number or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

What do I need to do to virtually attend the Annual Meeting?
You will need to go to www.virtualshareholdermeeting.com/CNM2023 and enter the control number located on your proxy card or follow the instructions that accompanied your proxy materials. We recommend that you login at least 30 minutes before the meeting starts to ensure that you are logged in when the Annual Meeting begins. Only our stockholders and persons holding proxies from our stockholders may attend the Annual Meeting.
Although it will be a virtual-only meeting, the Company wants to assure its stockholders of its commitment to ensuring that the Annual Meeting provides stockholders with the same rights and opportunities to participate as in an in-person meeting, including the ability to ask questions of the Board and management. To support these efforts, the Company will:
•provide for Annual Meeting attendees to begin logging into the Annual Meeting at 8:30 a.m. Central Time on June 28, 2023, 30 minutes in advance of the meeting;
•permit participating stockholders to submit questions via live webcast during the Annual Meeting on the meeting website. Questions relevant to meeting matters will be answered during the meeting, subject to time constraints. As stated in the rules of conduct, which are accessible on the meeting website, questions can be submitted in the field provided on the website for the Annual Meeting;
•post responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints on the Company’s Investor Relations website, as soon as practicable after the Annual Meeting;
•provide the ability for participating stockholders of record to vote or revoke their prior vote by following the instructions available on the meeting website during the Annual Meeting. Shares for which a stockholder is the beneficial owner, but not the stockholder of record, also may be voted electronically during the Annual Meeting if the stockholder utilizes the control number located on their proxy card; and
•have technicians ready beginning 30 minutes prior to the meeting to assist participating stockholders with any technical difficulties they may have accessing the virtual meeting. If participating stockholders encounter any difficulties accessing the virtual meeting during check-in or the meeting, they may call the technical support number that will be posted on the virtual meeting platform login page.
Stockholders are reminded that they may access the virtual Annual Meeting at www.virtualshareholdermeeting.com/CNM2023 with the control number included on the proxy card or the instructions that accompanied the proxy materials.
The Company welcomes all of its stockholders to join and participate in the Annual Meeting. Whether you plan to attend, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting.
What if the Company encounters technical difficulties during the Annual Meeting?
If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), our Chair will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any of these situations, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/CNM2023 and https://ir.coreandmain.com. If you encounter technical difficulties accessing the Annual Meeting or asking questions during the Annual Meeting, a support line will be available on the login page of the virtual Annual Meeting website.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
The following sections provide an overview of our corporate governance structure and processes. Among other topics, we describe how we select directors, how we consider the independence of our directors and key aspects of our Board operations.
Board of Directors
Our business and affairs are managed under the direction of our Board. Our Bylaws provide that our Board shall consist of not fewer than three directors, with the exact number to be fixed by the Board. Our Board has fixed the current number of directors at 12. Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) divides the Board into three classes, as nearly equal in number as possible, with directors each serving staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our Board. Vacancies on our Board can be filled by resolution of our Board.

Director	Age	Position	Director Since
	Class I Directors with terms expiring at the 2025 Annual Meeting
James G. Berges	75	Chair of the Board	2021
Dennis G. Gipson	69	Director	2021
Stephen O. LeClair	54	Director, Chief Executive Officer	2021
Nathan K. Sleeper	49	Director	2021
	Class II Directors with terms expiring at the 2023 Annual Meeting
Bhavani Amirthalingam	47	Director	2022
Orvin T. Kimbrough	48	Director	2021
Margaret M. Newman	54	Director	2021
Ian A. Rorick	35	Director	2021
	Class III Directors with terms expiring at the 2024 Annual Meeting
Robert M. Buck	54	Director	2022
James G. Castellano	71	Director	2021
Kathleen M. Mazzarella	63	Director	2021
Jonathan L. Zrebiec	43	Director	2021

The Board is therefore asking you to elect the four nominees for Class II directors whose terms expire at the Annual Meeting. See “Proposal 1 - Election of Directors” on page 51.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
We and CD&R Fund X Advisor Waterworks B, L.P. (“Fund X Advisor”), CD&R Fund X Waterworks B1, L.P. (“Fund X Waterworks B1”), CD&R Fund X-A Waterworks B, L.P. (“Fund X-A”) and (“Waterworks Holdings LLC”) (collectively, the “CD&R Investors”) are party to a stockholders agreement (the “Stockholders Agreement”), pursuant to which, among other matters, the CD&R Investors have the right to designate nominees for our Board (individually, a “CD&R Designee,” and collectively, the “CD&R Designees”), subject to the maintenance of specified voting power requirements. See “Certain Relationships and Related Party Transactions-Stockholders Agreement.”
Our Board is led by our non-executive Chair, Mr. James G. Berges, a CD&R Designee. The Stockholders Agreement provides that a CD&R Designee will serve as the Chair of our Board as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 25% of the total voting power of the outstanding shares of our common stock and our other equity securities.
The number of members on our Board may be fixed by resolution adopted from time to time by the Board. Subject to the Stockholders Agreement, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

With respect to any vacancy of a CD&R Designee, the CD&R Investors have the right to designate a new director for election by a majority of the remaining directors then in office.
Our Board has determined that Bhavani Amirthalingam, Robert M. Buck, James G. Castellano, Dennis G. Gipson, Orvin T. Kimbrough, Kathleen M. Mazzarella and Margaret M. Newman are “independent” as defined under the NYSE and the Exchange Act rules and regulations.
Set forth below is biographical information as well as background information relating to each director’s business experience, qualifications, attributes and skills and why the Board and Nominating and Governance Committee believe each individual is a valuable member of our Board.
Director Nominees
Bhavani Amirthalingam has been an independent Board member of the Company since April 2022. Ms. Amirthalingam currently serves as Executive Vice President and Chief Customer and Technology Officer of Ameren, which she joined in March 2018. Ms. Amirthalingam also served as the Chief Information Officer of Schneider Electric from January 2015 to February 2018. Her previous experience includes 15 years at World Wide Technology as Chief Information Officer and Vice President, Customer Solutions & Innovation. Ms. Amirthalingam holds a B.S. in Computer Science from Madras University and an M.B.A. from SP Jain Institute of Management & Research.
Ms. Amirthalingam is a valuable member of our Board because of her extensive experience in digital strategy and information security across a variety of global manufacturers, technology companies and utility companies.
Orvin T. Kimbrough has been an independent Board member of the Company since July 2021 and served as a member of the board of Holdings from September 2020 until July 2021. Mr. Kimbrough has served on the board of Midwest BankCentre since 2015, became its CEO in 2019 and has been its Chairman of the board since January 2020. He also currently serves on the board of NuSource Financial. Previously, Mr. Kimbrough served as President and Chief Executive Officer of United Way of Greater St. Louis from 2014 to 2019. Mr. Kimbrough holds a B.S.W in Social Work from the University of Missouri-Columbia, an M.S.W. (Program Planning and Administration) from the University of Missouri-Columbia, an M.B.A. from the University of Missouri-St. Louis and an M.A. in Theology from the Aquinas Institute of Theology.
Mr. Kimbrough is a valuable member of our Board because of his broad experience across multiple industries as well as his extensive board experience.
Margaret M. Newman has been an independent Board member of the Company since July 2021 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Ms. Newman has served as Chief People Officer of BrandSafway (a CD&R portfolio company) since July 2019. Ms. Newman previously served as the Chief Human Resources Officer of Keurig Dr. Pepper, Inc. from 2017 to 2019 and as the Chief People Officer of HD Supply from 2007 to 2017. At HD Supply, Ms. Newman helped guide the company through several mergers and acquisitions, strategic divestitures and an initial public offering. Before joining HD Supply, Ms. Newman held key Human Resources roles in Conseco Insurance and Sears Roebuck & Company. Ms. Newman currently serves as a director of Artera Services, LLC, (formerly PowerTeam Services, LLC). Ms. Newman holds a B.A. in Psychology from Coe College and an M.A. in Social Work from the University of Wisconsin-Milwaukee.
Ms. Newman is a valuable member of our Board because of her extensive experience as a human resources professional.
Ian A. Rorick has been a Board member of the Company since July 2021 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Mr. Rorick is a principal of CD&R, which he joined in 2012. Prior to joining CD&R, he worked at Bank of America Merrill Lynch in the Investment Banking Division. Mr. Rorick holds a B.A. in Economics from Dartmouth College and an M.B.A. from Harvard Business School.
Mr. Rorick’s experience in the financial and investing community provides our Board with insight into business strategy, improving financial performance and the economic environment in which we operate.

Continuing Directors
James G. Berges has been a Board member and Chair of the Board of the Company since July 2021 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Mr. Berges has been an operating partner of Clayton, Dubilier & Rice, LLC (“CD&R”) since 2006. Mr. Berges was President of Emerson Electric Co. from 1999 and served as Director of Emerson Electric Co. from 1997 until his retirement in 2005. Mr. Berges previously served on the boards of directors of Atkore International Group, Inc., NCI Building Systems, Inc., Diversey, Inc. and PPG Industries, Inc., and as Chairman of the boards of directors of Sally Beauty Holdings, Inc., HD Supply Holdings, Inc. and Hussmann International, Inc. He holds a B.S. in Electrical Engineering from the University of Notre Dame. Mr. Berges’s former leadership role at a global manufacturer provides our Board valuable insight into the numerous operational, financial and strategic issues we face.
Mr. Berges’s service on the boards of other public and private companies provides our Board with insight into the challenges currently faced by companies in a variety of markets.
Robert M. Buck has been an independent Board member of the Company since September 2022. Mr. Buck is President, Chief Executive Officer and a member of the board of directors of TopBuild Corp., a leading installer and specialty distributor of insulation and building material products to the North American construction industry. Prior to TopBuild Corp., Mr. Buck served as Group Vice President of Masco Corporation, where he was responsible for the Installation and Other Services segment. Mr. Buck began his career with Masco Corporation in 1997 at Liberty Hardware Mfg. Corp., where he spent eight years in several operations leadership roles and worked extensively in international operations. He became Executive Vice President in 2005 and helped lead the merger of another Masco Corporation company with Liberty Hardware Mfg. Corp. before being promoted to the office of President in 2007. Mr. Buck holds a B.S. in Information Systems and Operations Management and an M.B.A. from the University of North Carolina at Greensboro.
Mr. Buck is a valuable member of our board because of his extensive experience in specialty distribution and international operations.
James G. Castellano has been an independent Board member of the Company since July 2021 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Mr. Castellano previously served as Managing Partner of accounting firm RubinBrown LLP from 1989 to 2004 and Chairman of RubinBrown LLP from 2004 to 2016, and as Chairman of Baker Tilly International, one of the world’s 10 largest networks of independent accounting firms of which RubinBrown is a member, from 2002 to 2018. Mr. Castellano currently serves as a director of Fiduciary Counseling, Inc., and as an advisor to HBM Holdings and Roeslein & Associates. His previous experience includes serving as Chairman of the board of directors for the American Institute of Certified Public Accountants from 2001 to 2002. Mr. Castellano holds a B.S.B.A. in Accounting from Rockhurst University.
Mr. Castellano is a valuable member of our Board because of his extensive accounting, financial and business experience.
Dennis G. Gipson has been an independent Board member of the Company since July 2021 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Mr. Gipson has over 40 years of experience in the food distribution and retailing industry, holding executive leadership positions at Hussmann International, Inc. and Ingersoll Rand. From 2016 to 2019, Mr. Gipson was elected Board Chair of Fontbonne University, and from 2019 to 2020, he also served as interim President and COO. He was named a Trustee Emeritus when his term ended in 2020. Prior to joining Fontbonne University, Mr. Gipson served as CEO of Hussmann International from 2010 to 2017. Mr. Gipson holds a B.A. in Management from Maryville University in St. Louis and an Executive M.B.A. from Stanford University.
Mr. Gipson is a valuable member of our Board because of his broad experience in the retail and distribution sectors.

Stephen O. LeClair has served as Chief Executive Officer and as a board member of the Company since July 2021 and served as a member of the board of Holdings from September 2017 until July 2021. Previously, he served as President of HD Supply Waterworks from 2014 to 2017 and as Chief Operating Officer of HD Supply Waterworks from 2008 to 2012. In 2005, Mr. LeClair joined HD Supply and served as President of HD Supply Lumber and Building Materials from 2007 to 2008. His previous experience also includes 15 years at General Electric Company (“GE”) in various positions of increasing responsibility, including Senior Vice President, Marketing & Product Management at GE Equipment Services and Retail Business Development Leader at GE Appliances. Mr. LeClair is an Independent Director on the Board of AAON Inc. Mr. LeClair holds a B.S. in Mechanical Engineering from Union College and an M.B.A. from the University of Louisville.
Mr. LeClair is a valuable member of our Board because of his significant experience in industry as well as his deep knowledge of our day-to-day business and operations.
Kathleen M. Mazzarella has been an independent Board member of the Company since July 2021 and served as a member of the board of Opco from January 2019 until August 2019 and Holdings from August 2019 until July 2021. Ms. Mazzarella has been the President and CEO of Graybar, an employee-owned FORTUNE 500 distributor of electrical, communications and data networking products, since 2012 and Chairman of Graybar since 2013. In addition to her role at Graybar, Ms. Mazzarella also serves as a director of Cigna Corporation and Waste Management, Inc. Ms. Mazzarella previously served as a director of Express Scripts Holding Co. and as Chairman of the Federal Reserve Bank of St. Louis. Ms. Mazzarella holds a B.A. in Behavioral Science from National Louis University and an M.B.A. from Webster University.
Ms. Mazzarella is a valuable member of our Board because of her extensive experience in the industrial and distribution industries, as well as her experience as a director of other public companies.
Nathan K. Sleeper has been a Board member of the Company since July 2021 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Mr. Sleeper has been with CD&R for 21 years and, as of January 2020, is the Chief Executive Officer of CD&R. Mr. Sleeper serves on CD&R’s Investment Committee and as the chair of CD&R’s Executive Committee. Prior to joining CD&R in 2000, he worked in the investment banking division of Goldman Sachs & Co. LLC and at investment firm Tiger Management Corp. Mr. Sleeper also currently serves as a director of Beacon Roofing Supply, Inc., Brand Industrial Holdings, Inc. (parent entity of Brand Industrial Services, Inc.), Cornerstone Building Brands, Inc. (formerly NCI Building Systems, Inc.), Artera Services (formerly PowerTeam Services, LLC), CD&R Hydra Buyer, Inc. (parent entity of SunSource Holdings, Inc.) and White Cap Supply Holdings, LLC. Mr. Sleeper previously served as a director of Atkore International Group, Inc., CHC Group Ltd., Culligan Ltd, HD Supply Holdings, Inc., Hertz Global Holdings, Hussmann International, Inc., Ply Gem Parent, LLC, Roofing Supply Group, LLC, U.S. Foods, Inc. and Wilsonart International Holdings LLC. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.
Mr. Sleeper’s broad experience in the financial and investment communities brings to our Board important insights into business strategy and areas to improve our financial performance.
Jonathan L. Zrebiec has been a Board member of the Company since July 2021 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Mr. Zrebiec is a partner of CD&R, which he joined in 2004. Prior to joining CD&R, he worked at Goldman Sachs & Co. LLC in the Investment Banking Division. Mr. Zrebiec also currently serves as a director of CD&R Hydra Buyer, Inc. (parent entity of SunSource Holdings, Inc.), Cornerstone Building Brands, Inc. (formerly NCI Building Systems, Inc.), Wilsonart International Holdings LLC and White Cap Supply Holdings, LLC. He previously served as a director of Brand Industrial Services, Inc., Atkore International Group, Inc., Hussmann International, Inc., Ply Gem Parent, LLC and Roofing Supply Group, LLC. Mr. Zrebiec holds a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Columbia Business School.
Mr. Zrebiec’s experience in mergers and acquisitions and the financial and investing community provides our Board with insight into business strategy, improving financial performance and the economic environment in which we operate.

Executive Officers
The following table sets forth certain information concerning our executive officers as of the date hereof.

Name	Present Positions	Age
Stephen O. LeClair	Chief Executive Officer and Director	54
Mark R. Witkowski	Chief Financial Officer	48
Mark G. Whittenburg	General Counsel and Secretary	56
Laura K. Schneider	Chief Human Resources Officer	62
Bradford A. Cowles	President	52
John R. Schaller	President	67
Jeffrey D. Giles	Vice President, Corporate Development	47
Information on Mr. LeClair can be found above under “—Continuing Directors.”
Mark R. Witkowski has served as Chief Financial Officer of Holdings since February 2016 and of Core & Main since its formation in April 2021. From 2012 to 2016 Mr. Witkowski served as the Vice President of Finance and as the Credit Director from 2008 to 2012. He joined Core & Main in 2007 after a 10 year career working in the audit practice of PricewaterhouseCoopers focusing on large public and private companies across various industries. Mr. Witkowski is the board president of Karla Smith Behavioral Health. Mr. Witkowski holds a B.S.B.A. in Accounting and Finance from Washington University and has qualified as a Certified Public Accountant.
Mark G. Whittenburg has served as General Counsel and Secretary of Holdings since September 2017 and of Core & Main since its formation in April 2021. Prior to joining the Company, Mr. Whittenburg served as the Vice President of Legal for Asia at Autoliv ASP, Inc. from 2014 to 2017. His previous experience includes 15 years at GE, including General Counsel for GE Intelligent Platforms and Chief Compliance Officer for GE China, and six years in private practice. Mr. Whittenburg holds a B.A. in Biology from Hanover College and a J.D. from the University of Cincinnati College of Law.
Laura K. Schneider has served as Chief Human Resources Officer of Holdings since January 2018 and of Core & Main since its formation in April 2021. She joined the Company as Senior Director of Human Resources in 2011 and served as Vice President of Human Resources from 2013 to 2018. Prior to joining the Company, Ms. Schneider was employed for 28 years with Anheuser-Busch InBev. During her tenure, she held positions of increasing responsibility, culminating as Senior Director of Human Resources supporting the Sales and Wholesale Operations Divisions. Ms. Schneider holds a B.S. in Communications from the University of Illinois and an M.B.A. from Pepperdine University.
Bradford A. Cowles has served as President of Core & Main since December 2022. Previously, he was the President, Fire Protection of Holdings, a role he began in January 2018. Mr. Cowles served as Chief Operating Officer from January 2017 to August 2019. Previously, Mr. Cowles led HD Supply’s IT organization as Chief Information Officer from 2015 to 2017. Mr. Cowles joined HD Supply in 2005 and served as divisional Chief Information Officer for three of HD Supply’s business units, including the Company. His previous experience also includes 10 years spent at the Michelin Tire Corporation in various leadership roles in R&D, Manufacturing and Quality. Mr. Cowles currently serves as a director of Johnstone Supply. Mr. Cowles holds a B.S. and M.S. in Mechanical Engineering from the University of Florida.
John R. Schaller has served as President of Core & Main since December 2022. Previously,he served as President, Waterworks of Holdings since January 2018 and of Core & Main since its formation in April 2021. Prior to that, he was Senior Regional Vice President and Regional Vice President of the Company. Mr. Schaller has more than 40 years of industry experience, all with the Company or one of its predecessors. This includes 19 years at Sidener Supply Company, where he started his career in 1979 and served as President at the time of the sale of Sidener to U.S. Filter, which ultimately became part of the Company. Mr. Schaller previously served as a director of the Water and Sewer Distributors of America. Mr. Schaller holds a B.A. in Forestry from the University of Missouri-Columbia and an M.B.A. from Webster University.

Jeffrey D. Giles has served as Vice President, Corporate Development of Holdings since March 2018 and of Core & Main since its formation in April 2021. Prior to joining the Company, Mr. Giles served as Director, Corporate Development of Barry-Wehmiller Companies, Inc., a company specializing in capital equipment manufacturing, from 2013 to 2018. His previous experience also includes more than 10 years of private equity, business development and strategic planning work with Bertram Capital and Emerson Electric. Mr. Giles holds a B.A. in Business from Wake Forest University and an M.B.A. from Washington University.
Board Leadership Structure
Subject to the terms of the Stockholders Agreement, as applicable, it is the policy of the Board that it may choose in its discretion whether to separate or combine the offices of Chair and Chief Executive Officer on a case-by-case basis. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. If the Board chooses to combine the offices of Chair and Chief Executive Officer, a lead director will be appointed annually by the independent directors. For so long as CD&R beneficially holds at least 25% of the total voting power of the outstanding shares of the Company’s common stock, a CD&R Designee shall serve as the Chair of the Board. Should CD&R cease to hold at least 25% of the total voting power of the outstanding shares of the Company’s common stock, the Chair will be elected by the Board from among its members to preside at all meetings of the Board.For further description of CD&R’s rights to elect directors, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.”
Controlled Company
The CD&R Investors control a majority of the combined voting power of our outstanding Class A common stock and Class B common stock. As of May 1, 2023, the CD&R Investors beneficially owned shares of our common stock representing approximately 66.3% of the combined voting power of our outstanding Class A common stock and Class B common stock. Accordingly, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including:
•the requirement that our Nominating and Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
We currently intend to continue to utilize the exemptions from the requirements that each of the Nominating and Governance Committee and Compensation Committee be composed entirely of independent directors. As a result, each of our Nominating and Governance Committee and Compensation Committee does not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. The “controlled company” exception does not modify the audit committee independence requirements of Rule 10A-3 under the Exchange Act and the NYSE rules.

Board Committees
Our Board maintains an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Under the NYSE rules, as a controlled company, we are not required to have independent Compensation or Nominating and Governance Committees.

Director	Audit	Compensation	Nominating and Governance	Independent
James G. Berges (Chair of Board)		✓	✓*
Bhavani Amirthalingam	✓			●
Robert M. Buck		✓		●
James G. Castellano	✓*			●
Dennis G. Gipson			✓	●
Orvin T. Kimbrough	✓		✓	●
Steve LeClair
Kathleen M. Mazzarella	✓			●
Margaret M. Newman		✓*		●
Ian A. Rorick
Nathan Sleeper
Jonathan L. Zrebiec		✓	✓

✓ Current Committee Member
* Committee Chair
● "Independent" as defined under the NYSE and the Exchange Act rules and regulations
Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on the investor relations portion of our website.
The members of our Audit Committee are James G. Castellano (Chair), Bhavani Amirthalingam, Orvin T. Kimbrough, and Kathleen M. Mazzarella. Our Board has designated James G. Castellano as an “audit committee financial expert,” and each of the four members has been determined to be “financially literate” under the NYSE rules. Our Board has also determined that James G. Castellano, Bhavani Amirthalingam, Orvin T. Kimbrough and Kathleen M. Mazzarella are “independent” as defined under the NYSE and Exchange Act rules and regulations.
Compensation Committee
Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the associate benefits plans of our company and its subsidiaries. Our Compensation Committee also periodically reviews management development and succession plans. The charter of our Compensation Committee is available without charge on the investor relations portion of our website.

The members of our Compensation Committee are Margaret M. Newman (Chair), Robert M. Buck, James G. Berges and Jonathan L. Zrebiec. In light of our continued status as a “controlled company” within the meaning of the corporate governance standards of the NYSE, we are exempt from the requirement that our Compensation Committee be composed entirely of independent directors under listing standards applicable to membership on the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is a current or former officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or a compensation committee (or other board committee performing equivalent functions) of any other entity that has an executive officer serving as a member of our Board. James G. Berges and Jonathan L. Zrebiec are affiliates of CD&R. See “Certain Relationships and Related Party Transactions” for a discussion of agreements between us and CD&R.
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to our Board, reviewing the composition of the Board and its committees and developing and recommending to the Board Corporate Governance Guidelines that are applicable to us. Additionally, in accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee leads the annual Board and Board committee self-evaluations, periodically reviewing the process in an effort to continually improve Board effectiveness. The charter of our Nominating and Governance Committee is available without charge on the investor relations portion of our website.
The members of our Nominating and Governance Committee are James G. Berges (Chair), Dennis G. Gipson, Orvin T. Kimbrough and Jonathan L. Zrebiec. In light of our continued status as a “controlled company” within the meaning of the corporate governance standards of the NYSE, we are exempt from the requirement that our Nominating and Governance Committee be composed entirely of independent directors.
Board and Committee Meetings
During fiscal 2022, the Board held six meetings, the Audit Committee held nine meetings, the Nominating and Governance Committee held five meetings and the Compensation Committee held six meetings, and the Board and each committee also took actions by written consent. For fiscal 2022, all members of our Board attended at least 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the number of meetings held by all committees of the Board (during the periods that he or she served on such committees), other than Mr. Buck who joined the board in September 2022. Each member of our Board is invited and encouraged to attend each meeting.
Selecting Nominees for Director
Our Board has delegated to the Nominating and Governance Committee the responsibility for reviewing and recommending nominees for director to the Board. In accordance with our Corporate Governance Guidelines, and on recommendation of the Nominating and Governance Committee, our Board may from time to time adopt criteria for the selection of new directors based on the strategic needs of the Company and the Board. The Nominating and Governance Committee will periodically review the criteria adopted by the Board and, if deemed desirable, recommend changes to the criteria. The Nominating and Governance Committee identifies and recommends to the Board candidates the Nominating and Governance Committee believes are qualified and suitable to become members of the Board consistent with the criteria for selection of new directors adopted from time to time by the Board.
Individuals are considered for nomination to the Board based on their business and professional experience, judgment, oversight roles held, skills and background. The Board also considers the candidate’s availability, absence of conflicts and any applicable independence or experience requirements. The Nominating and Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in experience and skills relevant to the Board’s performance of its responsibilities in the oversight of the business. For each of the nominees to the Board, the biographies shown above highlight the experiences and qualifications that were among the most important to the Nominating and Governance Committee in concluding that the nominee should serve as a director of the Company.

The Nominating and Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the Board for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Mark G. Whittenburg, General Counsel and Secretary, Core & Main, Inc., 1830 Craig Park Court, St. Louis, Missouri 63146. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the Board. Our Bylaws set forth the requirements for director nomination by a stockholder of persons for election to the Board. These requirements are described under “Other Information for Stockholders” on page 54 of this proxy statement.
Board Race/Ethnicity/Gender Diversity
The following table sets forth how each of our Board members self-identifies regarding gender and race/ethnicity.

Board Diversity
	Berges	Amirthalingam	Buck	Castellano	Gipson	Kimbrough	LeClair	Mazzarella	Newman	Rorick	Sleeper	Zrebiec
Gender
Male	✓		✓	✓	✓	✓	✓			✓	✓	✓
Female		✓						✓	✓
Race/Ethnicity
African American or Black						✓
Asian		✓
White	✓		✓	✓	✓		✓	✓	✓	✓	✓	✓
The terms used in the above table are defined as follows:
•"African American or Black" means a person who has origins in any of the Black racial groups of Africa and is not of Hispanic or Latinx origin.
•"Asian" means a person having origins in any of the original peoples of the Far East, Southeast Asia, or the Indian subcontinent, including, for example, Cambodia, China, India, Japan, Korea, Malaysia, Pakistan, the Philippine Islands, Thailand and Vietnam.
•"White" means a person who has origins in any of the original peoples of Europe, the Middle East, or North Africa and is not of Hispanic or Latinx origin.
Executive Sessions of Our Non-Management Directors
Pursuant to our Corporate Governance Guidelines, our non-management directors meet at regularly scheduled executive sessions without management at least once per year. The independent directors also meet at least once a year in an executive session without management. At least once a year, the non-management directors meet with the Chief Executive Officer without the other executive officers being present. The Chair or the presiding director, as applicable, shall act as chair at such meetings. If the Chair is not an independent director, the Board will either designate an independent director to preside at such meetings or will establish a procedure by which a presiding director is selected for such meetings.

Board’s Role in Risk Oversight
Our Board has overall responsibility for overseeing our risk management. Under its charter, the Audit Committee is responsible for reviewing and discussing the Company’s risk management practices, including the effectiveness of the systems and policies for risk assessment and risk management, discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also oversees our procedures governing related person transactions and the internal audit function. The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee oversees the potential risks associated with our compensation policies and practices. In addition to the committees’ work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.
The Company’s General Counsel reports directly to our Chief Executive Officer, providing the Chief Executive Officer with visibility into the Company’s risk profile. The Company’s heads of internal audit and cybersecurity teams each have regularly scheduled private sessions with the Audit Committee. The Board believes that the work undertaken by the committees of the Board, together with the work of the full Board and our Chief Executive Officer, enables the Board to oversee effectively the Company’s risk management function.
Corporate Governance Guidelines, Committee Charters and Codes of Conduct and Financial Ethics
Our Corporate Governance Guidelines are available on the Governance section of our investor relations website at https://ir.coreandmain.com/governance. The charters for each of the Audit, Compensation and Nominating and Governance Committees are also available on our investor relations website.
We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Conduct is applicable to all the representatives of our enterprise, including our executive officers, associates and employees of our Company and our subsidiary companies, as well as to our directors. A copy of our Code of Conduct is available on the corporate governance section of our investor relations website. Under our Code of Conduct, our associates are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Any violation of our Code of Conduct will be subject to appropriate discipline, up to and including dismissal from the Company or prosecution under the law.
Our Code of Financial Ethics for our senior financial officers is also available on our investor relations website and applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and any other senior corporate officers with financial, accounting and reporting responsibilities. Under this Code of Financial Ethics, our senior financial officers are required, among other things, to (i) dedicate their best efforts to advancing the Company’s interests, using unbiased and objective standards when making business decisions, (ii) conduct the Company’s business in an ethical and honest manner, including the ethical handling of actual or apparent conflicts of interest and (iii) make disclosures that are full, fair, accurate, timely and understandable in all material respects when filing reports or submitting documents to the SEC, and in all other public communications.
Communicating with Our Board
Stockholders and other interested parties can communicate with the Board as a whole, the independent directors or any individual director of the Board or any Committee. All such communications should be submitted by email at Directors@coreandmain.com, or by mail at: Core & Main, Inc., 1830 Craig Park Court, St. Louis, Missouri 63146, Attention: Secretary.
As an initial matter, the Secretary will determine whether the communication is a proper communication for the Board. The Secretary will not forward to the Board, any Committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, political campaign or election materials, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.

Stock Ownership Guidelines
We have in place stock ownership guidelines to further our belief that our Chief Executive Officer and certain other executive officers and directors of the Company should maintain a material personal financial stake in the Company to promote a long-term perspective in managing the enterprise and to align stockholder and executive interests. All covered persons are subject to this policy.
Each covered person is required to maintain a minimum equity stake in the Company, determined as a multiple of the covered person’s base salary or annual cash retainer, as applicable, and converted to a fixed number of shares of common stock. The Company’s Chief Executive Officer must maintain stock ownership equal to six times his or her base salary. Each Section 16 officer must maintain stock ownership equal to three times his or her base salary. Each of the non-employee members of the Board must maintain stock ownership equal to five times his or her annual cash retainer.
Until the minimum stock ownership level is achieved, the covered person is required to retain an amount of shares equal to 50% of the net shares received as a result of the exercise of Company stock options or the vesting of any restricted stock, restricted stock units or other share-based compensation that is granted on or after the IPO. It is expected that each covered person shall attain the applicable share ownership level no later than five years after first becoming subject to it. For the purpose of determining ownership levels, common units of Management Feeder granted under the Pre-IPO Plan that can be indirectly exchanged for shares of the Company’s Class A common stock are treated as shares held directly.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has adopted policies and procedures with respect to the review and approval of certain transactions between us and a Related Person (as defined below) or a Related Person Transaction (as defined below) (the “Related Person Transaction Policy”). Pursuant to the terms of the Related Person Transaction Policy, our Board, acting through our Audit Committee, must review and decide whether to approve any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Person had, has or will have a direct or indirect interest; and a “Related Person” means any person who is, or at any time since the beginning of fiscal 2022 was, a director or executive officer of Core & Main or a nominee to become a director of Core & Main; any person who is the beneficial owner of more than five percent of any class of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and “spouse” includes an individual married to a person of the same sex if the couple is lawfully married under state law, regardless of the individual’s domicile; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10 percent or more.
As used herein, unless otherwise noted or the context requires otherwise:
•“Amended and Restated Limited Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Holdings, as amended;
•“Continuing Limited Partners” means CD&R Waterworks Holdings, L.P. (or a wholly owned subsidiary) and Management Feeder, the Original Limited Partners that own Partnership Interests and that are entitled to exchange their Partnership Interests for shares of our Class A common stock as described in “—Amended and Restated Limited Partnership Agreement of Holdings” and “—Exchange Agreement,” and does not include CD&R WW, LLC, a Delaware limited liability company, which is a limited partner of Holdings but which does not own any of our Class B common stock and is not entitled to exchange Partnership Interests for shares of our Class A common stock;
•“Former Limited Partners” means Fund X Advisor, Fund X Waterworks B1, Fund X-A Waterworks B, and the other Original Limited Partners that transferred all or a portion of their Partnership Interests (including Partnership Interests held indirectly through certain “blocker” corporations) for shares of our Class A common stock in connection with the consummation of the Reorganization Transactions and the IPO; and
•“Original Limited Partners” means the CD&R Investors and Management Feeder, the direct and indirect owners of Holdings prior to the Reorganization Transactions and the IPO.

The following is a description of Related Person Transactions to which we were a party since the beginning of fiscal 2022.
Exchange Agreement
In connection with the Reorganization Transactions, we entered into an Exchange Agreement with the Continuing Limited Partners, under which the Continuing Limited Partners (or their permitted transferees) have the right, subject to the terms of the Exchange Agreement, to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of our Class B common stock, for shares of our Class A common stock generally on a one-for-one basis or, for cash in limited circumstances as specified in the Exchange Agreement. Holders of Partnership Interests will not have the right to exchange Partnership Interests if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us or our subsidiaries to which the holder of Partnership Interests may be subject. We may also refuse to honor any request to effect an exchange if it determines such exchange would pose a material risk that Holdings would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. Notwithstanding the foregoing, the Continuing Limited Partners are generally permitted to exchange Partnership Interests, subject to the terms of the Exchange Agreement.
The Exchange Agreement also provides that, in connection with any such exchange, to the extent that Holdings has, since consummation of the Reorganization Transactions and the IPO, made distributions to the applicable Continuing Limited Partner that are proportionately lesser or greater than the distributions made to us, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange. We expect to cause Holdings to make distributions to its partners in such a manner as generally to limit increases to the number of shares of Class A common stock to be issued or cash to be paid to exchanging Continuing Limited Partners in connection with the adjustment described in the preceding sentence.
Tax Receivable Agreements
In connection with the Reorganization Transactions and the IPO, we entered into a tax receivable agreement with the Former Limited Partners (the “Former Limited Partners Tax Receivable Agreement”) and a tax receivable agreement with the Continuing Limited Partners (the “Continuing Limited Partners Tax Receivable Agreement”) (collectively, the “Tax Receivable Agreements”). Under these agreements, we expect to generate tax attributes that will reduce amounts that we would otherwise pay in the future to various tax authorities.
The Former Limited Partners Tax Receivable Agreement provides for the payment by us to certain Former Limited Partners, or their permitted transferees, of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) certain tax attributes of the Partnership Interests we hold in respect of such Former Limited Partners’ interest in us, including such attributes that resulted from such Former Limited Partners’ prior acquisition of ownership interests in Holdings and our allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits.
The Continuing Limited Partners Tax Receivable Agreement provides for the payment by us to the Continuing Limited Partners, or our permitted transferees, of 85% of the benefits, if any, that we realize, or in some circumstances are deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement, (ii) our allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement and (iii) our utilization of certain other tax benefits related to our entry into the Continuing Limited Partners Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing Limited Partners Tax Receivable Agreement. We expect to obtain an increase in its share of the tax basis in the net assets of Holdings as Partnership Interests are exchanged by Continuing Limited Partners. We intend to treat any exchanges of Partnership Interests as direct purchases of Partnership Interests for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that we would otherwise pay in the future to various tax authorities.

Except to the extent that any benefits are deemed realized, we will receive the full benefit in tax savings from relevant taxing authorities and provide payment of 85% of the amount of any tax benefits to the Former Limited Partners or the Continuing Limited Partners, as applicable, or their permitted transferees. We expect to benefit from the remaining 15% of any cash tax savings, except to the extent of any deemed realizations. For the Tax Receivable Agreements, we will assess the tax attributes to determine if it is more likely than not that the benefit of any deferred tax assets will be realized. Following that assessment, we will recognize a liability under the applicable Tax Receivable Agreements, reflecting approximately 85% of the expected future realization of such tax benefits. Amounts payable under the Tax Receivable Agreements are contingent upon, among other things, (i) generation of sufficient future taxable income during the term of the applicable Tax Receivable Agreements and (ii) future changes in tax laws.
Amended and Restated Limited Partnership Agreement of Holdings
In connection with the Reorganization Transactions, the limited partnership agreement of Holdings was amended and restated. Following the Reorganization Transactions and the IPO, we hold Partnership Interests in Holdings and are the general partner of Holdings. Accordingly, we operate and control all of the business and affairs of Holdings and, through Holdings and its operating subsidiaries, conduct our business. Pursuant to the terms of the Amended and Restated Limited Partnership Agreement, we cannot, under any circumstances, be removed as the general partner of Holdings except by our election.
Pursuant to the Amended and Restated Limited Partnership Agreement, as general partner, Core & Main has the right to determine when distributions, other than tax distributions and distributions to fund payments under the Tax Receivable Agreements, will be made by Holdings to holders of Partnership Interests and the amount of any such distributions. If a distribution (other than a tax distribution, a distribution to allow us to fund our payments under the Tax Receivable Agreements or a distribution to effect certain repurchases of outstanding shares of Class A common stock of Core & Main from certain stockholders affiliated with CD&R) is authorized, generally, such distribution will be made to the holder of Partnership Interests (which will initially only be the Continuing Limited Partners and Core & Main) pro rata in accordance with the percentages of their respective Partnership Interests.
The holders of Partnership Interests, including Core & Main, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Holdings.
The Amended and Restated Limited Partnership Agreement provides that Holdings, to the extent permitted by our agreements governing our indebtedness, will make cash distributions, which we refer to as “tax distributions,” to the holders of Partnership Interests. Generally, these tax distributions will be computed based on the net taxable income of Holdings allocable to the holders of Partnership Interests multiplied by an assumed, combined tax rate equal to the maximum rate applicable (including any Medicare Contribution tax on net investment income) to an individual or corporation resident in New York, New York (taking into account, among other things, the deductibility of certain expenses). The Amended and Restated Limited Partnership Agreement also prohibits Holdings and its subsidiaries from incurring new indebtedness or refinancing existing indebtedness without the consent of the Continuing Limited Partners in a manner that would impose additional restrictions on Holdings’ ability to make tax distributions to the holders of Partnership Interests that are materially more onerous than those existing at the time that the limited partnership agreement of Holdings is amended and restated. In addition, Holdings may make other distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our payment obligations under the Tax Receivable Agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.
Core & Main is not entitled to compensation for services as general partner. Core & Main is entitled to reimbursement by Holdings for fees and expenses incurred on behalf of Holdings, including all expenses associated with maintaining our corporate existence.

The Certificate of Incorporation and the Amended and Restated Limited Partnership Agreement require that (i) we at all times maintain a ratio of one Partnership Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintain (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of Partnership Interests owned by us and (y) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Limited Partners (or their permitted assigns) and the number of Partnership Interests owned by the Continuing Limited Partners (or their permitted assigns). This construct is intended to result in the Continuing Limited Partners having voting interests in Core & Main that are identical to the Continuing Limited Partners’ percentage economic interests in Holdings. Shares of Class B common stock are not transferable except for (a) transfers to us for no consideration upon which transfer such share of Class B common stock will be automatically retired or (b) together with the transfer of an identical number of Partnership Interests made to the permitted transferee of such Partnership Interests made in compliance with the Amended and Restated Limited Partnership Agreement.
Stockholders Agreement
In connection with the Reorganization Transactions, we entered into the Stockholders Agreement with the CD&R Investors. The Stockholders Agreement grants the CD&R Investors the right to designate for nomination for election to our Board a number of CD&R Designees equal to:
•at least a majority of the total number of directors comprising our Board at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 50% of the total voting power of the outstanding shares of our common stock and our other equity securities;
•at least 40% of the total number of directors comprising our Board at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 40% but less than 50% of the total voting power of the outstanding shares of our common stock and our other equity securities;
•at least 30% of the total number of directors comprising our Board at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 30% but less than 40% of the total voting power of the outstanding shares of our common stock and our other equity securities;
•at least 20% of the total number of directors comprising our Board at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 20% but less than 30% of the total voting power of the outstanding shares of our common stock and our other equity securities; and
•at least 5% of the total number of directors comprising our Board at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 5% but less than 20% of the total voting power of the outstanding shares of our common stock and our other equity securities.
For purposes of calculating the number of CD&R Designees that the CD&R Investors are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number, and the calculation would be made on a pro forma basis after taking into account any increase in the size of our Board. If the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing less than 5% of the total voting power of the outstanding shares of common stock and our other equity securities, the CD&R Investors will no longer be entitled to designate any designees for nomination by the Board.
The Stockholders Agreement provides that a CD&R Designee will serve as the Chair of our Board as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 25% of the total voting power of the outstanding shares of our common stock and our other equity securities.
The Stockholders Agreement also grants to the CD&R Investors certain other rights, including specified information and access rights.

Registration Rights Agreements
In connection with the IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of July 27, 2021, with the CD&R Investors. The Registration Rights Agreement provides the CD&R Investors certain registration rights whereby, at any time following our IPO and the expiration of any related lock-up period, the CD&R Investors can require us to register under the Securities Act of 1933, as amended, shares of our Class A common stock and our other equity securities held by the CD&R Investors (including shares of our Class A common stock issuable upon exchange of Partnership Interests held by CD&R Waterworks Holdings directly or indirectly through a wholly owned subsidiary). The Registration Rights Agreement also provides piggyback registration rights to the CD&R Investors.
Indemnification Agreements
Holdings and certain of its subsidiaries, including Opco, are parties to an indemnification agreement, dated as of August 1, 2017 (the “Indemnification Agreement”), with CD&R and certain affiliates thereof pursuant to which the Company Group agreed to indemnify CD&R and certain of its affiliates, alternative investment vehicles, related parties, directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons against certain losses, including losses (i) incurred by such indemnitees under applicable securities laws in connection with the Merger, (ii) relating to other actions or omissions by the Company Group, (iii) relating to the performance of certain services by such indemnitees for any member of the Company Group, (iv) arising out of the fact that such indemnitee is or was a Board member, officer or stockholder of the Company Group or (v) arising from any breach or alleged breach by such indemnitee of his or her fiduciary duties as a Board member, officer or stockholder of the Company Group. The indemnification obligations of the Company Group under the Indemnification Agreements are primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.
We are a party to indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement.
Purchase and Redemption Agreement
On April 14, 2023, the Company and Holdings completed a purchase and redemption, as the case may be, from the Selling Stockholders (as defined below) of Class A common stock and partnership interests of Holdings pursuant to a purchase and redemption agreement, dated as of April 10, 2023 (the “Purchase and Redemption Agreement”), with Fund X Advisor, Fund X Waterworks B1 and Fund X-A (collectively, the “Class A Selling Stockholders”) and CD&R Waterworks Holdings, LLC (the “Paired Interest Selling Stockholder,” and, together with the Class A Selling Stockholders, the “Selling Stockholders”).
Pursuant to and in connection with the Purchase and Redemption Agreement, among other things, (i) Holdings redeemed, and the Company transferred to Holdings, 9,377,183 Partnership Interests held by the Company and Holdings redeemed, and the Paired Interest Selling Stockholder transferred to Holdings, 5,622,817 Partnership Interests held by the Paired Interest Selling Stockholder (the “Selling Stockholder Partnership Interests”), at a price of $22.151 per Partnership Interest, subject to and upon the terms and conditions set forth therein, (ii) the Company accepted from the Paired Interest Selling Stockholder, and the Paired Interest Selling Stockholder transferred to the Company, for no additional consideration and subject to the terms and conditions set forth therein, 5,622,817 shares of Class B Common Stock, (iii) the Company purchased from the Class A Selling Stockholders, and such Class A Selling Stockholders sold to the Company, subject to and upon the terms and conditions set forth therein, 9,377,183 shares of Class A common stock, at a price of $22.151 per share (the “Repurchased Shares”) and (iv) the Company retired the Repurchased Shares.
Transactions with Other Related Parties
During fiscal 2022, the Company had $2 million of purchases of product from affiliates of CD&R, including other companies invested in by funds affiliated with or managed by CD&R. There were no amounts payable to affiliates of CD&R at January 29, 2023. There were $4 million in sales to affiliates of CD&R for fiscal 2022. There was a $2 million receivable from affiliates of CD&R at January 29, 2023.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information relating to the beneficial ownership of our Class A common stock and Class B common stock as of May 1, 2023, except as otherwise indicated, by:
•each of our directors, director nominees and NEOs;
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock; and
•all of our directors and executive officers as a group.
As described in “Certain Relationships and Related Person Transactions,” pursuant to the terms of the Exchange Agreement, each holder of Partnership Interests is entitled to have their Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, purchased or redeemed for cash equal to the market value of the applicable number of our shares of Class A common stock or for an equal number of shares of Class A common stock at the sole discretion of the Company.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, as well as any shares that the individual has the right to acquire within 60 days of May 1, 2023 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, we believe, based on information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.
Applicable percentage ownership is based on 165,811,917 shares of our Class A common stock and 65,276,379 shares of Class B common stock outstanding as of May 1, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of May 1, 2023, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for each beneficial owner listed is c/o 1830 Craig Park Court, St. Louis, Missouri, 63146.

	Class A Common Stock Beneficially Owned(a)(b)		Class B Common Stock Beneficially Owned(b)(c)		Combined Voting Power(a)(d)
Name of Beneficial Owner	Number	%	Number	%	%
5% Stockholders
Investment funds associated with Clayton, Dubilier & Rice LLC(e)(g)	88,018,459	53.1%	52,778,285	80.9%	66.3%
Select Equity Group, L.P.(f)	9,320,466	5.6%	—	—%	4.0%
Core & Main Management Feeder, LLC(g)	3,747	*	12,498,094	19.1%	5.4%
Directors and Named Executive Officers
Stephen O. LeClair(h)	99,115	*	2,312,703	3.5%	*
Mark R. Witkowski(h)	27,025	*	1,035,647	1.6%	*
Bradford A. Cowles(h)	20,191	*	1,078,345	1.7%	*
John R. Schaller(h)	22,488	*	949,661	1.5%	*
Mark. G. Whittenburg(h)	14,684	*	499,204	*	*
James G. Berges	—	—	—	—	—
Bhavani Amirthalingam	6,591	*	—	—	*
Robert M. Buck	4,485	*	—	—	*
James G. Castellano	5,535	*	243,478	*	*
Dennis G. Gipson	5,536	*	244,458	*	*
Orvin T. Kimbrough	5,404	*	83,701	*	*
Kathleen M. Mazzarella	5,475	*	140,885	*	*
Margaret M. Newman	5,425	*	55,448	*	*
Ian A. Rorick	—	—	—	—	—
Nathan K. Sleeper	—	—	—	—	—
Jonathan L. Zrebiec	—	—	—	—	—
All executive officers and directors as a group (18 persons)(h)	246,934	*	7,827,497	12.0%	3.5%
*Represents beneficial ownership of less than 1%
(a)Our Class A common stock entitles holders thereof to one vote per share.
(b)Subject to the terms of the Exchange Agreement, each Partnership Interest, together with a corresponding number of shares of Class B common stock, is exchangeable for shares of Class A common stock generally on a one-for-one basis or, at the election of a majority of the disinterested members of our Board, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions, for each Partnership Interest exchanged, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. Additional shares of Class A common stock or an equivalent cash payment, if a majority of the disinterested members of our Board elects to exchange shares of Class A common stock for cash pursuant to the preceding sentence, may be issued upon any such exchange pursuant to the terms of the Exchange Agreement on account of a shortfall relating to tax distributions or payments to fund payments under the Tax Receivable Agreements. The Exchange Agreement also provides that in connection with any such exchange, to the extent that Holdings has, since consummation of the Reorganization Transactions and our IPO, made distributions to the applicable Continuing Limited Partner that are proportionately lesser or greater than the distributions made to us, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange. Beneficial ownership of shares of Class B common stock reflected in this table has not been also reflected as beneficial ownership of shares of Class A common stock for which such shares, paired with an equal number of Partnership Interests, may be exchanged. In calculating the percentage of Partnership Interests beneficially owned, the Partnership Interests held by Core & Main are treated as outstanding.
(c)Represents Partnership Interests which are paired with an equal number of shares of Class B common stock.
(d)Represents percentage of voting power of the Class A common stock and Class B common stock voting together as a single class.

(e)Represents shares held by the following investment funds associated with CD&R: (i) 536,239 shares of Class A common stock held directly by Fund X Advisor; (ii) 80,260,990 shares of Class A common stock held directly by Fund X Waterworks B1; (iii) 7,221,230 shares of Class A common stock held directly by Fund X-A; and (iv) 52,778,285 shares of Class B common stock held by Waterworks Holdings LLC. CD&R Waterworks Holdings, L.P. (“Waterworks Holdings LP”), as the sole member and manager of Waterworks Holdings LLC; CD&R Waterworks Holdings GP, Ltd. (“Waterworks Holdings GP”), as the general partner of each of Fund X Advisor; Fund X Waterworks B1, Fund X-A and Waterworks Holdings LP; CD&R Associates X, as the sole shareholder of Waterworks Holdings GP; and CD&R Investment Associates X, Ltd. (“CD&R Investment Associates”), as the general partner of CD&R Associates X, may be deemed to beneficially own the shares of Class A common stock and Class B common stock in which the CD&R Investors have beneficial ownership. Each of Waterworks Holdings LP, Waterworks Holdings GP, CD&R Associates X and CD&R Investment Associates expressly disclaims beneficial ownership of the shares of Class A common stock and Class B common stock in which the CD&R Investors have beneficial ownership. Investment and voting decisions with respect to the shares of Class A common stock and Class B common stock held by the CD&R Investors are made by an investment committee of limited partners of CD&R Associates X, currently consisting of more than 10 individuals, each of whom is also an investment professional of CD&R (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Investors. Each of CD&R Investment Associates and Waterworks Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Nathan K. Sleeper, as the directors of each of CD&R Investment Associates and Waterworks Holdings GP, may be deemed to share beneficial ownership of the shares of Class A common stock and Class B common stock directly held by the CD&R Investors. Such persons expressly disclaim such beneficial ownership. The principal office of each of the CD&R Investors, Waterworks Holdings GP, CD&R Associates X and CD&R Investment Associates is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York 10152. The information concerning the CD&R Investors, Waterworks Holdings LP, Waterworks Holdings GP, CD&R Associates X and CD&R Investment Associates is based upon (i) a Schedule 13G filed with the SEC on February 10, 2023 and (ii) a Form 4 report filed with the SEC on April 14, 2023.
(f)Select Equity Group, L.P. (“Select LP”), together with George S. Loening, the majority owner of Select LP and the managing member of its general partner, beneficially owns 9,320,466 shares of Class A common stock, of which it has sole dispositive and voting power. The business address for each of Select LP and George S. Loening is 380 Lafayette Street, 6th Floor, New York, New York, 10003. The information concerning Select LP is based upon a Schedule 13G filed with the SEC on February 14, 2023, as of February 14, 2023.
(g)Represents 3,747 shares of Class A common stock and 12,498,094 shares of Class B common stock held by Management Feeder. Waterworks Holdings GP, as the manager of Management Feeder. CD&R Associates X, as the sole shareholder of Waterworks Holdings GP, and CD&R Investment Associates, as the general partner of CD&R Associates X, may be deemed to beneficially own the shares of Class A common stock and Class B common stock in which Management Feeder has beneficial ownership. Each of Waterworks Holdings GP, CD&R Associates X and CD&R Investment Associates expressly disclaims beneficial ownership of the shares of Class A common stock and Class B common stock in which Management Feeder has beneficial ownership. Voting decisions with respect to the shares of Class A common stock and Class B common stock held by Management Feeder are made by the Investment Committee of CD&R Associates X, currently consisting of more than 10 individuals, each of whom is also an investment professional of CD&R. All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Investors. Each of CD&R Investment Associates and Waterworks Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Nathan K. Sleeper, as the directors of each of CD&R Investment Associates and Waterworks Holdings GP, may be deemed to share beneficial ownership of the shares of Class A common stock and Class B common stock directly held by Management Feeder. Such persons expressly disclaim such beneficial ownership. The principal office of each of Waterworks Holdings GP, CD&R Associates X and CD&R Investment Associates is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York 10152.
Investment decisions with respect to the shares of Class A common stock and Class B common stock held by Management Feeder are made by the holders of Management Feeder common units in respect of the corresponding number of shares into which its common units are exchangeable.
(h)Includes the following shares based on such person’s proportionate interest in Core & Main Management Feeder, LLC: Mr. LeClair, 242 shares of Class A common stock and 2,312,703 shares of Class B common stock; Mr. Witkowski, 603 shares of Class A common stock and 1,035,647 shares of Class B common stock; Mr. Cowles, 1,078,345 shares of Class B common stock; Mr. Schaller, 553 shares of Class A common stock and 949,661 shares of Class B common stock; Mr. Whittenburg, 60 shares of Class A common stock and 499,204 shares of Class B common stock; Mr. Castellano, 142 shares of Class A common stock and 243,478 shares of Class B common stock; Mr. Gipson, 143 shares of Class A common stock and 244,458 shares of Class B common stock; Mr. Kimbrough, 11 shares of Class A common stock and 83,701 shares of Class B common stock; Ms. Mazzarella, 82 shares of Class A common stock and 140,885 shares of Class B common stock; Ms. Newman, 32 shares of Class A common stock and 55,448 shares of Class B common stock; and all directors and officers as a group, 1,920 shares of Class A common stock and 7,827,497 shares of Class B common stock.

Securities Authorized for Issuance Under Equity Compensation Plans
As discussed further below under “Director and Executive Compensation—Elements of Our Executive Compensation Program,” we make grants of long-term equity incentive compensation to our employees and directors under the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan (the “Omnibus Incentive Plan”). The following table sets forth the number of shares of our Class A common stock reserved for issuance under our equity compensation plans as of January 29, 2023:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and stock appreciation rights	Weighted-average exercise price of outstanding options and stock appreciation rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,581,374(1)	$14.06(2)	14,041,665(3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,581,374	$14.06	14,041,665
(1)Consists of 775,965 outstanding stock options, 556,039 stock appreciation rights and 249,370 restricted stock units granted under the Omnibus Incentive Plan.
(2)Consists of 775,965 outstanding stock options having a weighted average exercise price of $20.81 and 556,039 stock appreciation rights having a weighted average exercise price of $4.65.
(3)Consists of 13,233,683 shares available for issuance under the Omnibus Incentive Plan and 2,500,000 shares available for issuance under our Employee Stock Purchase Plan.
The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Omnibus Incentive Plan, the exercise or base price or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Compensation Committee, in its discretion, in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file with the SEC initial reports of stock ownership and reports of changes in ownership of common stock and other equity securities of the Company. All Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to us, written representations from reporting persons after inquiry, and forms filed by us on the reporting person’s behalf, we believe that, except for the following, all filing requirements under Section 16(a) applicable to our executive officers and directors were complied with during fiscal 2022: a Form 4 report for each of Bhavani Amirthalingam, James G. Castellano, Dennis G. Gipson, Orvin T. Kimbrough, Kathleen M. Mazzarella and Margaret M. Newman in connection with the Company’s 2022 annual grant of RSUs under the Director Compensation Program was not timely filed due to administrative error. These transactions were each reported on Form 5 on March 15, 2023.

DIRECTOR AND EXECUTIVE COMPENSATION
Overview
This compensation discussion and analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our NEOs, who consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers for fiscal 2022 as follows:
•Stephen O. LeClair, Chief Executive Officer and Director
•Mark R. Witkowski, Chief Financial Officer
•John R. Schaller, President
•Mark G. Whittenburg, General Counsel and Secretary
•Bradford A. Cowles, President
Executive Summary
Compensation Philosophy and Objectives
We seek to provide compensation and benefit programs that support our business strategies and objectives by attracting, retaining and developing individuals with necessary expertise and experience.
The executive compensation programs are intended to create a “pay for performance” culture geared toward exceptional business results, enterprise value creation and executive retention. In particular, the executive compensation programs have the following objectives:
•To reward our executives commensurate with their performance, experience and capabilities;
•To cause our executives to have equity in the Company in order to align their interests with the interests of our shareholders and allow our executives to share in our shareholders’ success; and
•To enable us to attract, motivate and retain top executive talent.
Determination of Executive Compensation
The following describes the primary roles and responsibilities of those involved in the determination of executive compensation levels, plan designs, and policies.
Compensation Committee
The Compensation Committee is responsible for reviewing and approving the compensation and benefits of our executives and directors, authorizing and ratifying grants of equity awards and other incentive arrangements, and authorizing employment and related agreements. The members of our Compensation Committee are Margaret M. Newman (Chair), James G. Berges, Robert M. Buck and Jonathan L. Zrebiec.
Independent Consultant
The Compensation Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as an independent compensation consultant that reports to and is directed by the Compensation Committee, and provides no other services to the Company. With respect to the fiscal 2022 compensation program, the compensation consultant provided advice to the Compensation Committee on various aspects of the executive and non-employee director compensation programs. In performing these services, the compensation consultant interacted with executive management and attended Compensation Committee meetings. The Compensation Committee annually assesses Pearl Meyer’s independence in light of SEC and NYSE standards and has determined that no conflicts of interest or independence concerns exist.

Executive Management
Certain members of executive management are involved in the executive compensation determination process. For example, our General Counsel provides legal advice and perspectives and our Chief Executive Officer and Chief Human Resources Officer make specific recommendations for compensation levels and program designs for executives other than themselves. These individuals generally attend Compensation Committee meetings, but do not provide input into their own compensation.
The Role of External Market Data
In support of fiscal 2022 executive compensation decisions, during 2021 the Compensation Committee directed its independent consultant to conduct an external market assessment of the Company's executive compensation pay levels and incentive plan designs. The primary objectives of the study were to (1) assess the market competitiveness of current base salaries and target total cash compensation and (2) provide a market context for the establishment of target long-term incentive grant values under the Company’s long-term incentive plan design.
As part of this process, the independent consultant recommended, and the Compensation Committee approved, the following executive compensation peer group (the “Peer Group”):
•Applied Industrial Technologies, Inc.
•Beacon Roofing Supply, Inc.
•Builders FirstSource, Inc.
•GMS Inc.
•Hillman Solutions Corp.
•Installed Building Products, Inc.
•MSC Industrial Direct, Inc.
•Pool Corporation
•SiteOne Landscape Supply, Inc.
•TopBuild Corp
•W.W. Grainger, Inc.
•Watsco, Inc.
•WESCO International, Inc.
In selecting the peer companies, the following primary factors were considered:
•Industry Relevance – focusing on industrial distribution companies;
•Size Relevance – focusing on Revenue, EBITDA, Market Cap, and Enterprise Value; and
•Data Availability – focusing on publicly-traded companies in the U.S. with full pay disclosure.
In addition to pay data gathered from the proxy statements of peer group companies, Pearl Meyer also collected data from a variety of reputable compensation surveys. The data presented to and reviewed by the Compensation Committee was a blend of peer group and survey data. Neither Pearl Meyer nor the Compensation Committee was aware of the specific reporting companies included within the data used in the surveys.
This external market data is one of many factors reviewed and considered by the Compensation Committee when making its pay determinations. Neither the Company nor the Compensation Committee engaged in direct benchmarking against the pay levels of other companies in making fiscal 2022 executive compensation decisions. Instead, the Compensation Committee generally referenced the 50th and 75th percentile market pay levels as presented by Pearl Meyer when evaluating pay decisions.

Elements of Our Executive Compensation Program
During fiscal 2022, the compensation program for our named executive officers consisted mainly of salary, short-term cash incentive compensation, and long-term equity awards. As described above, the Compensation Committee reviews and considers external market data provided by its independent consultant when making compensation decisions, including the executive compensation practices of the Peer Group. This information is reviewed and considered by the Compensation Committee along with all other relevant information, including, but not limited to, company performance, individual executive performance, internal equity among executives, tenure and experience levels, and the results of our “say on pay” shareholder votes. Set forth below is a chart outlining each element of compensation, the primary reason that we provide each element, and how that element fits into our overall compensation philosophy. As of the date of this proxy statement, we have not made any material changes to any of the elements of our executive compensation program following the end of fiscal 2022, including the terms and conditions of the long-term incentive awards granted to our NEOs.

Pay Component	Objective of Pay Component	Key Measure
Base Salary	• Provide competitive pay and reflect individual contributions	• Current compensation relative to competitive rates for similar roles • Individual performance
Annual Cash Incentives	• Reward achievement of short-term business objectives and results	• MICP Adjusted EBITDA target • MICP Working Capital Percentage target (see definitions below)
Long-Term Equity Awards	• Provide retention for executives and stakeholder interest for pay-for-performance	• Value of executive compensation linked directly to increases in long-term shareholder value
In addition, our executives participate in a limited number of perquisite programs, as well as certain benefit programs generally available to all of our employees. See “Benefits and Perquisites” below for additional detail on the perquisite programs in which our NEOs participate.
Base Salary
Base salaries are set to attract, retain and reward high-performing executive talent. The determination of any particular executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the company and market demand for such executives. Each year, the Compensation Committee considers market adjustments and merit salary increases for our executives generally, including our NEOs. In March 2022, the Compensation Committee approved a merit salary increase for each of our NEOs, effective as of May 2, 2022. The following table summarizes the 2022 salary increases for our NEOs.

	Base Salary(1)
Name	2022	2021
Stephen O. LeClair	$850,000	$800,000
Mark R. Witkowski	530,000	500,000
John R. Schaller	440,000	405,000
Mark. G. Whittenburg	440,000	415,000
Bradford A. Cowles	405,000	380,000
(1)Amounts shown for 2022 reflect base salary effective as of May 2, 2022 through April 30, 2023. Amounts shown for 2021 reflect base salary effective May 3, 2021 through May 1, 2022.

Short-Term Incentives
Annual cash incentives are designed to focus the NEOs on producing superior results against key financial metrics relevant to the Company as a whole. By tying a significant portion of the executive’s total annual cash compensation to annual variable pay, we reinforce our “pay for performance” culture and focus our executives on critical short-term financial and operational performance, which also supports our long-term financial goals.
All of our NEOs participate in our management incentive compensation plan (“MICP”), which provides cash-based incentives dependent on annual results against the key financial metrics described below. MICP target payouts to our NEOs are expressed as a percentage of base salary. Annually, these percentage targets are reviewed against comparator data and adjusted, if necessary, based on the Compensation Committee’s estimation of what level of targeted payouts is necessary to retain, motivate and reward our executives.
For fiscal 2022, the MICP performance payout weighting was based 80% on MICP Adjusted EBITDA and 20% on the MICP Working Capital Percentage.
MICP Adjusted EBITDA is calculated as Adjusted EBITDA (calculated as described in our 2022 Form 10-K) less the estimated Adjusted EBITDA of acquisitions completed subsequent to the establishment of the MICP Adjusted EBITDA target, as these items were not contemplated in establishing the target. We view MICP Adjusted EBITDA as a key operating metric that measures business profitability.
MICP Working Capital Percentage is calculated as year-end accounts receivable plus inventory less accounts payable, as a percentage of fiscal 2022 net sales. The MICP Working Capital Percentage is also adjusted to exclude the same acquisitions as were excluded for the MICP Adjusted EBITDA calculation. The MICP Working Capital Percentage measure is intended to increase the focus on working capital management across the Company.
The following are the performance and payout scales that were approved by the Compensation Committee for fiscal 2022 annual cash incentives for NEOs, as well as the actual performance results for fiscal 2022.

	MICP Adjusted EBITDA			MICP Working Capital Percentage
	Plan Attainment	MICP Adjusted EBITDA (in millions)	Payout % of Target	Plan Attainment	MICP Working Capital Percentage	Payout % of Target
Threshold	94%	$590	25%	77%	20.8%	25%
Target	100%	$625	100%	100%	16.0%	100%
Growth Target	108%	$674	150%	103%	15.5%	150%
Maximum	116%	$722	200%	107%	15.0%	200%
Actual Performance		$924			21.8%
Actual Payout % of Target		200%			0%
Weight		80%			20%
Payout %		160%			0%
Based on the pre-approved goals and payout ranges, and actual results, the following summarizes the actual amounts earned by each NEO in fiscal 2022, with payment made in 2023:

	Target MICP Opportunity
Name	Base Salary ($)	% Salary	$ Value	Weighted Avg Payout % of Target	Actual MICP Award ($)
Stephen O. LeClair	850,000	125%	1,062,500	160%	1,700,000
Mark R. Witkowski	530,000	75%	397,500	160%	636,000
John R. Schaller	440,000	85%	374,000	160%	598,400
Mark. G. Whittenburg	440,000	75%	330,000	160%	528,000
Bradford A. Cowles	405,000	75%	303,750	160%	486,000

Long-Term Incentive Awards Granted in Fiscal 2022
We make grants of long-term equity incentive compensation to our employees and directors under the Omnibus Incentive Plan. Under the Omnibus Incentive Plan, we can make awards in the form of stock options, which may be either incentive stock options or non-qualified stock options; restricted stock; restricted stock units (“RSUs”); performance shares; performance units; stock appreciation rights (“SARs”); dividend equivalents; and other stock-based awards. Cash awards may also be granted under the Omnibus Incentive Plan as annual or long-term incentives. Shares issued under the Omnibus Incentive Plan may be either authorized but unissued shares or shares reacquired by us.
The equity awards approved by the Compensation Committee and granted on March 11, 2022 were the first grants under the Company’s Omnibus Incentive Plan. Our long-term incentive plan design includes annual grants of stock options and RSUs. Both the stock options and RSUs vest in three equal annual installments on the first three anniversaries of the grant date, subject to the grantee’s continued employment through the applicable vesting date. Unvested stock options and RSUs are generally forfeited upon the grantee’s termination of employment, except that, if the grantee retires having completed at least 10 years of employment with the Company or its subsidiaries and having reached age 62 (a “Qualifying Retirement”), or upon the grantee’s termination of employment due to death or disability, vesting of outstanding stock options and RSUs accelerates. Unless otherwise determined by the Compensation Committee, the RSUs also participate in any ordinary dividend paid on shares of our Class A common stock, in the form of dividend equivalent rights payable upon vesting and settlement of the RSUs.
In approving the 2022 long-term incentive plan design and equity grants, the Compensation Committee reviewed and considered Peer Group practices as summarized by its independent consultant. This information was one of many factors reviewed and considered by the Compensation Committee. For fiscal 2022, the equity award mix for our NEOs was 75% stock options and 25% RSUs. The Compensation Committee believed that this mix of stock options and RSUs appropriately balanced the performance and retention objectives of the program, making a substantial portion of the award value solely dependent upon increases in the value of our Class A common stock. The Compensation Committee intends to review and assess the grant mix and grant levels annually. The following summarizes the grants of RSUs and stock options granted in 2022 to each NEO:

Name	RSUs	Options
Stephen O. LeClair	35,742	260,877
Mark R. Witkowski	9,552	69,714
John R. Schaller	7,929	57,876
Mark. G. Whittenburg	5,286	38,586
Bradford A. Cowles	7,299	53,274
In March 2023, following the end of fiscal 2022, we made our fiscal 2023 grants of long-term incentive awards to our NEOs, in the form of RSUs and stock option awards having the same vesting and other terms described above.
Management Feeder Units
Prior to our IPO, we provided long-term equity incentive compensation to our NEOs under the Pre-IPO Plan. Under the Pre-IPO Plan, we granted profits interests (the “Profits Units”) in Holdings to members of management indirectly through an equity interest in Management Feeder, a partner in Holdings, which in turn received grants of equity interests from Holdings in amounts and on terms that were identical to those issued to the executive by Management Feeder. The Pre-IPO Plan and the Profits Units are described in our registration statement on Form S-1, filed on May 21, 2021.
All Profits Units of Management Feeder were converted into common units of Management Feeder in connection with the IPO. The Profits Units of Management Feeder that were unvested at the time of conversion were converted into restricted common units that are subject to time-vesting provisions that are substantially similar to the vesting provisions applicable to the corresponding unvested Profits Units. The shares of Class B common stock held by Holdings were distributed proportionately to holders of partnership interests of Holdings, including Management Feeder.

Pursuant to the limited liability company agreement of Management Feeder, the directors, executive officers and other employees of the Company who hold common units in Management Feeder have the right, subject to certain conditions, to elect for Management Feeder to redeem a number of vested common units held by them in exchange for a corresponding number of Holdings partnership interests and shares of Class B common stock held by Management Feeder and will, as a result of such transfer, have the right to exchange their Holdings partnership interests and shares of Class B common stock for shares of Class A common stock. Such individuals also have the right to participate in cash payments made under the Continuing Limited Partner Tax Receivable Agreement in respect of any Holdings partnership interests exchanged for Class A common stock, as described further under “Certain Relationships and Related Person Transactions—Tax Receivable Agreements.” In addition, the common units are subject to adjustment, as determined by the Compensation Committee, to give effect to any stock splits, reverse splits, stock dividends or similar events affecting the Class A common stock.
For information regarding outstanding common units of Management Feeder held by our NEOs as of the Record Date, see “Securities Ownership of Certain Beneficial Owners and Management” above and “Option Exercises and Stock Vested” below.
Employment Agreements and Severance Agreements
We have entered into employment agreements with Messrs. LeClair, Witkowski, Whittenburg and Cowles, which include the specific terms, including severance benefits, described below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.”
Benefits and Perquisites
The benefits provided to our NEOs are the same as those generally provided to our other salaried employees and include medical, dental and vision insurance, basic life insurance and accidental death and dismemberment insurance, short and long-term disability insurance, and a 401(k) plan, which includes an employer matching contribution equal to 50% of the first 6% of the participant’s eligible compensation deferred under the plan.
Our executives participate in a limited number of perquisite programs. We maintain these programs because they are valued by our NEOs but impose relatively little cost to us.
All of the NEOs participate in the executive basic life insurance plan. Under this plan, the beneficiary of a participant who dies while employed by us is entitled to a lump sum payment of $500,000. The participant owns the insurance policy, and the Company pays the premium on his or her behalf. The value of the premium for fiscal 2022 was $852 for each NEO. Mr. LeClair also has a secondary life insurance policy with a benefit amount of $4,500,000 and the value of Mr. LeClair’s secondary policy premium was an additional $2,290. Mr. LeClair also received a payment of $1,788 to cover the income taxes owed in respect of his secondary policy.
Other benefits provided to our NEOs include, in the case of Mr. Schaller, the use of a company-provided vehicle, and for our other NEOs, a total allotted amount for a vehicle which is then leased on behalf of the NEO and the option to purchase the leased vehicle for less than market value at the end of the vehicle’s lease term.
Other Policies and Practices
Policy on Recovering Incentive Compensation
We have adopted a Clawback and Forfeiture Policy, applicable to all current and former executive officers, including the Chief Executive Officer, and each other current or former employee who has received an equity grant from the Company or any of its subsidiaries (each, a covered person). In the event of:
•a restatement of the Company’s financial results due to material noncompliance with any financial reporting requirement caused by a covered person being involved in fraud, misconduct or gross negligence, this policy authorizes the Company to recover any portion of any “incentive compensation” (which includes, for purposes of the policy, all cash bonuses and equity compensation pursuant to any incentive-based compensation plan or arrangement) paid or awarded to such person that was higher than the amount that would have been paid or awarded if calculated based upon the restated financial results;

•incentive compensation awards being calculated based on inaccurate financial information or other inaccurate performance criteria, this policy authorizes the Company to recover up to 100% of any incentive compensation paid or awarded to the covered person; and
•misconduct by a covered person that has caused, or might reasonably be expected to cause, reputational or other harm to the Company, or misconduct or a material error committed by a covered person that causes or might reasonably be expected to cause significant financial or reputational harm to the Company, this policy authorizes the Company to recover up to 100% of any incentive compensation awarded to the covered person.
In February 2023, in response to recent SEC rulemaking, the NYSE proposed amendments to its listing standards to require issuers whose securities are listed on the NYSE (including the Company) to implement clawback policies that mandate the recoupment of certain incentive compensation if an accounting restatement is required. The proposed changes to NYSE’s listing standards will become effective on the date the SEC approves them, which will occur no later than November 28, 2023. We will amend our Clawback and Forfeiture Policy as needed to comply with the final listing standards as approved by the SEC.
Stock Ownership Guidelines and Holding Period Requirements
The Company has adopted stock ownership guidelines applicable to our executive officers (including our NEOs) and non-employee directors. The guidelines further our core philosophy that our executive officers and directors should also be owners of our Company. The guidelines are based on our expectation that each executive officer will maintain a targeted level of investment in our stock so that the interests of our directors, NEOs and our stockholders are closely aligned, and our directors and executive officers have a strong incentive to provide effective management.
Pursuant to our stock ownership guidelines, our executive officers are required to own shares of our common stock having a value equal to a specific multiple of the executive officer's base salary. Those multiples are, for our Chief Executive Officer (Mr. LeClair): six times; and for our other Section 16 officers, including the other executive officers: three times. Our non-employee directors are required under the guidelines to own shares of our common stock having a value equal to five times his or her annual cash retainer.
Under the guidelines, our executive officers and non-employee directors are expected to achieve these ownership levels within five years from the later of the effective date of the policy, which became effective July 2021, or the date the person becomes an executive officer or director, as applicable. Individuals subject to the policy must hold at least 50% of their vested shares (except for shares withheld or sold to pay required tax withholding and the exercise price for stock options) until they are in compliance with the guidelines. Our stock ownership guidelines count the following types of ownership: shares owned outright; shares held in trust for the economic benefit of the covered person or his or her spouse or dependent children; shares held in a 401(k) plan; and unvested, time-vesting restricted stock and RSUs granted under the Omnibus Incentive Plan or other Company stock incentive plan. For the purpose of determining ownership levels, common units of Management Feeder granted under the Pre-IPO Plan that can be indirectly exchanged for shares of the Company count as though they were denominated in shares of the Company. Stock ownership levels are determined annually each January, using a twenty-day closing stock price average to mitigate the impact of short-term price variations.
No Hedging, Pledging or Short Sales
The Company has adopted a Policy on Trading in Securities. Through this policy, we prohibit our directors, executive officers and employees from engaging in hedging, pledging or short sales with respect to Company securities.
Tax and Accounting Considerations
Section 162(m) of the U.S. Internal Revenue Code of 1986 generally places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that is deductible by the Company for federal income tax purposes.
Where appropriate, we attempt to structure our executive employment arrangements and compensation programs to allow us to maximize the Company’s tax deductions for the compensation we pay to our executives. However, it is expected that our Compensation Committee will authorize compensation payments that are not deductible for federal income tax purposes when it believes that such payments are appropriate to attract, retain and incentivize executive talent.

Summary Compensation Table
The following table sets forth the compensation of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Stephen O. LeClair Chief Executive Officer	2022	836,538	743,791	2,231,258	1,700,000	52,893	5,564,480
	2021	779,808	—	—	1,472,000	40,623	2,292,431
	2020	681,154	—	—	740,834	40,354	1,462,342
Mark R. Witkowski Chief Financial Officer	2022	521,923	198,777	596,258	636,000	110,456	2,063,414
	2021	478,462	—	—	600,000	44,506	1,122,967
	2020	396,924	—	—	321,880	44,180	762,984
John R. Schaller President	2022	430,577	165,002	495,008	598,400	10,828	1,699,815
	2021	402,308	—	—	550,800	30,436	983,544
	2020	385,770	—	—	343,083	29,903	758,756
Mark. G. Whittenburg General Counsel and Secretary	2022	433,269	110,002	330,023	528,000	143,391	1,544,685
	2021	397,500	—	—	498,000	48,781	944,281
Bradford A. Cowles President	2022	398,269	151,892	455,648	486,000	41,719	1,533,528
	2021	377,308	—	—	456,000	33,484	866,792
	2020	360,770	—	—	283,561	33,284	677,615
(1)Represents the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures.
(2)Represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. The assumptions made in valuing option awards reported in this column and a more detailed discussion of the Black-Scholes option pricing model appear in Note 13 of our consolidated financial statements filed with the SEC in our 2022 Form 10-K.
(3)Amounts in this column reflect payments paid under the MICP in fiscal 2022. See “—Determination of Executive Compensation—Short-Term Incentives” above.
(4)Amounts in the “Other” column for fiscal 2022 include (i) 401(k) matching contributions of $9,265, $9,219, $9,231, $9,208, and $9,208 for Messrs. LeClair, Witkowski, Schaller, Whittenburg and Cowles, respectively, (ii) Health Savings Account matching contributions of $250 for each of Messrs. LeClair, Witkowski, Schaller, and Cowles, (iii) the value of company-paid life insurance premiums ($2,290 for Mr. LeClair, plus an additional payment of $1,788 to cover the income taxes owed in respect of his secondary policy, and $852 for each other NEO), and (iv) for Mr. Schaller, $495, reflecting the portion of the Company’s leasing and fuel expense attributable to his personal use of a company-provided vehicle, and for Messrs. LeClair, Witkowski, Whittenburg and Cowles, $39,300, $100,135, $133,331, and $31,409, respectively, reflecting the value of an allowance for a vehicle lease and, for Messrs. Witkowski and Whittenburg, the purchase of the leased vehicle for less than market value at the end of the vehicle’s lease term. The amounts reported for Messrs. LeClair, Witkowski, Whittenburg and Cowles also include the value of a gross-up in respect of taxes on the vehicle benefit.

Grants of Plan-Based Awards for Fiscal 2022
The following table provides information concerning the annual incentive plan opportunities made available to the NEOs in fiscal 2022.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
Name	Award	Grant Date	Threshold ($) 25%	Target ($) 100%	Maximum ($) 200%
Stephen O. LeClair	2022 MICP	3/11/2022	265,625	1,062,500	2,125,000
	2022 RSU	3/11/2022				35,742			743,791
	2022 Option	3/11/2022					260,877	$20.81	2,231,258
Mark R. Witkowski	2022 MICP	3/11/2022	99,375	397,500	795,000
	2022 RSU	3/11/2022				9,552			198,777
	2022 Option	3/11/2022					69,714	$20.81	596,258
John R. Schaller	2022 MICP	3/11/2022	93,500	374,000	748,000
	2022 RSU	3/11/2022				7,929			165,002
	2022 Option	3/11/2022					57,876	$20.81	495,008
Mark G. Whittenburg	2022 MICP	3/11/2022	82,500	330,000	660,000
	2022 RSU	3/11/2022				5,286			110,002
	2022 Option	3/11/2022					38,586	$20.81	330,023
Bradford A. Cowles	2022 MICP	3/11/2022	75,938	303,750	607,500
	2022 RSU	3/11/2022				7,299			151,892
	2022 Option	3/11/2022					53,274	$20.81	455,648
(1)Reflects MICP awards for fiscal 2022. Amounts reflect potential payouts at threshold, target and maximum performance levels.
(2)RSUs granted under our Omnibus Incentive Plan. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2022.” The amount in the Grant Date Fair Value column represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.
(3)Stock options granted under our Omnibus Incentive Plan. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2022.” The amount in the Grant Date Fair Value column represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Messrs. LeClair, Witkowski, Whittenburg and Cowles are each party to an employment agreement with Opco. Each employment agreement provides for at-will employment with Opco. Each executive is entitled to participate in Opco’s MICP and other compensation and benefit plans available to other executives or officers of Opco. Under the terms of each employment agreement, on a termination by Opco without “cause” or by the executive due to a “change in employment” (i.e., “good reason” to resign due to a change in employment), each executive is entitled to (i) a payment equal to 12 months base salary (24 months for Mr. LeClair) and his or her target MICP bonus (two times target MICP bonus for Mr. LeClair), paid in equal installments over the twelve-month (24-months for Mr. LeClair) period following termination, and (ii) a payment equal to the monthly cost of purchasing COBRA continuation coverage, payable in monthly installments for the 12-month period following termination; payment is subject to executive’s execution of a release of claims.
Under each employment agreement:
•“cause” means (i) executive’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony, (ii) executive’s willful or grossly negligent failure to perform employment duties, (iii) executive’s material breach of the employment agreement or the terms of an applicable noncompetition, nondisclosure or non-solicitation provision; in the case of (ii) or (iii), the executive has a 30-day period to cure; and
•“change in employment” means (i) the assignment of duties that are materially inconsistent with the executive’s position, (ii) a reduction in executive’s base salary, (iii) Opco’s material breach of the employment agreement, or (iv) the relocation of executive’s primary workplace by more than 50 miles. The executive must provide Opco with 30 days to cure and must resign within ten business days following the expiration of the cure period to qualify as a termination due to a “change in employment.”
Outstanding Equity Awards at Fiscal Year End 2022

	Option Awards			Stock Awards
Name	Equity incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Equity Incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(2)	Equity Incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Stephen O. LeClair	260,877	$20.81	3/11/2032	35,742	774,529
Mark R. Witkowski	69,714	$20.81	3/11/2032	9,552	206,992
John R. Schaller	57,876	$20.81	3/11/2032	7,929	171,821
Mark G. Whittenburg	38,586	$20.81	3/11/2032	5,286	114,548
Bradford A. Cowles	53,274	$20.81	3/11/2032	7,299	158,169
(1)Stock options granted to the NEOs on March 11, 2022. The stock option awards will vest in three equal annual installments on the first three anniversaries of the grant date, subject in each case to the applicable NEO’s continued employment through such anniversary, subject to acceleration upon the grantee’s termination of employment due to death, disability, or Qualifying Retirement. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2022.”
(2)RSUs granted to the NEOs on March 11, 2022. The RSU awards will vest in three equal annual installments on the first three anniversaries of the grant date, subject in each case to the applicable NEO’s continued employment through such anniversary, subject to acceleration upon the grantee’s termination of employment due to death, disability, or Qualifying Retirement. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2022.” The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable named executive officer by $21.67, which was the closing price of our Class A common stock on January 27, 2023, the last trading day prior to the end of fiscal 2022.
Option Exercises and Stock Vested Table
The following table shows the number of common units in Management Feeder held by our NEOs that vested during fiscal 2022, and the values realized upon vesting.

	Stock awards
Name	Number of shares acquired on vesting (#) (1)	Value realized on vesting ($) (1)
Stephen O. LeClair	415,957	10,012,085
Mark R. Witkowski	190,555	4,586,659
John R. Schaller	148,103	3,564,839
Mark. G. Whittenburg	103,945	2,501,956
Bradford A. Cowles	190,484	4,584,950
(1)Reflects common units in Management Feeder that vested during fiscal 2022. One fifth vested on each of August 1, 2018, August 1, 2019, August 1, 2020, August 1, 2021 and August 1, 2022. See Elements of Our Executive Compensation Program—Management Feeder Units.” The value realized on the vesting of the common units is calculated by multiplying the number of vested common units held by the applicable named executive officer by $24.07, which was the closing price of our Class A common stock on August 1, 2022.

Potential Payments Upon Termination or Change-in-Control
We have entered into employment arrangements that, by their terms, will require us to provide compensation and other benefits to certain of our NEOs if their employment terminates or they resign under specified circumstances. Vesting of awards granted under our Omnibus Incentive Plan is also subject to acceleration in certain circumstances, including a grantee’s termination as a result of death or disability, or a Qualifying Retirement (see “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2022”).
The following discussion summarizes the potential payments upon a termination of employment in various circumstances. The amounts discussed apply the assumptions that employment terminated on January 29, 2023 or that a change in control occurred on January 29, 2023. See “—Narrative Disclosure to Summary Compensation Table and Grant Plan-Based Awards Table-Employment Agreements” above for a description of the NEOs’ respective employment agreements.
Estimated Benefits upon Termination without “Cause” or Resignation due to a “Change in Employment”
Upon termination without “cause” or resignation due to a “change in employment” (i.e., “good reason”), Messrs. LeClair, Witkowski, Whittenburg and Cowles are entitled to contractual severance benefits payable on termination plus payment of COBRA premium costs, as quantified in the table below. Mr. Schaller does not have an employment agreement with the Company and, therefore, he is also not entitled to any severance benefits from the Company if he is terminated without “cause” or he resigns due to a “change in employment.” None of our NEOs is entitled to any additional severance upon a termination in connection with a change in control.

Name	Salary (other than accrued amounts) ($)(1)	Bonus ($)	COBRA Benefit Payment ($)(2)	Total ($)
Stephen O. LeClair	1,700,000	2,125,000	22,090	3,847,090
Mark R. Witkowski	530,000	397,500	6,694	934,194
John R. Schaller	—	—	—	—
Mark. G. Whittenburg	440,000	330,000	17,411	787,411
Bradford A. Cowles	405,000	303,750	22,090	730,840
(1)Salary is reflective of Fiscal year 2022.
(2)Payment of the COBRA benefit payment will cease in the event that an executive becomes eligible for health benefits coverage from a subsequent employer.
Estimated Benefits in Connection with a Change in Control or Termination due to Death or Disability
If an NEO’s employment is terminated as a result of the NEO’s death or disability, then any unvested RSUs and stock options held by the NEO at the time of his or her death or disability will accelerate and become vested.
Vesting of awards granted under our Omnibus Incentive Plan will not be accelerated upon a change in control of the Company if the awards are assumed or replaced with substitute awards that (i) have the same or better terms and conditions, including vesting terms and (ii) provide for accelerated vesting if the grantee’s employment is terminated by the successor company without “cause” or the grantee resigns with “good reason,” in each case within 12 months of the change in control. The amounts shown below reflect the value of accelerated awards upon a change in control of the Company in which our NEOs did not receive replacement awards meeting these criteria.

As described above, assuming a termination of employment due to the executive’s death or disability, or the occurrence of a change in control of the Company in which outstanding unvested awards were not substituted or replaced in accordance with the terms of the Omnibus Incentive Plan, in each case on January 29, 2023, our NEOs would have received benefits from the accelerated vesting of unvested RSUs and stock options in the following amounts:

Name	Acceleration of RSUs ($)(1)	Acceleration of Options ($)(2)
Stephen O. LeClair	774,529	224,354
Mark R. Witkowski	206,992	59,954
John R. Schaller	171,821	49,773
Mark. G. Whittenburg	114,548	33,184
Bradford A. Cowles	158,169	45,816
(1)Calculated based on a value of $21.67 per RSU, which was the closing price of our Class A common stock on January 27, 2023, the last trading day prior to January 29, 2023.
(2)Calculated based on the “spread value” of outstanding options using a price per share of $21.67 per share, which was the closing price of our Class A common stock on January 27, 2023, the last trading day prior to January 29, 2023.
None of our NEOs is entitled to any additional payments or benefits upon a termination of employment due to the executive’s death or disability or the occurrence of a change in control.
Estimated Benefits in Connection with a Termination due to Retirement
Ordinarily, in order to receive payment of an annual bonus, a participant must be employed on the payment date. However, if a participant retires prior to the payment date, he or she would receive payment of the full MICP bonus earned based on actual performance.
The stock options and RSUs held by our NEOs are subject to acceleration if the NEO resigns in a Qualifying Retirement, meaning termination of employment after having completed at least 10 years of employment with the Company or its subsidiaries and having reached age 62. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2022.” As of January 29, 2023, Mr. Schaller met the criteria for a Qualifying Retirement, and would have received benefits from the accelerated vesting of unvested RSUs and options in the following amounts if his employment had terminated as of such date:

Name	Acceleration of RSUs ($)(1)	Acceleration of Options ($)(2)
John R. Schaller	171,821	49,773
(1)Calculated based on a value of $21.67 per RSU, which was the closing price of our Class A common stock on January 27, 2023, the last trading day prior to January 29, 2023.
(2)Calculated based on the “spread value” of outstanding options using a price per share of $21.67 per share, which was the closing price of our Class A common stock on January 27, 2023, the last trading day prior to January 29, 2023.

Director Compensation Program
The non-employee director compensation program adopted by our board of directors includes a mix of cash and equity compensation:
Cash Retainers and Equity-Based Awards

Compensation	Amount
Annual Equity Award	$120,000 RSU grant with vesting to occur on the earlier of (a) 1 year from the grant date or (b) the date of the next annual meeting of stockholders
Annual Cash Retainer	$70,000
Committee Chair Annual Cash Retainer	Audit Committee: $25,000 Compensation Committee: $20,000 Nominating & Governance Committee: $15,000
Committee Member Annual Cash Retainer	Audit Committee: $10,000 Compensation Committee: $10,000 Nominating & Governance Committee: $7,500
Each of our directors who is employed by or affiliated with CD&R will not receive compensation for his or her services as a director. Cash compensation is paid quarterly in arrears. Directors are also entitled to reimbursement of their expenses incurred in connection with travel to meetings.
New directors who join the Board on a date other than the date of an annual meeting of stockholders will receive a pro-rata portion of the annual equity award in the form of RSUs vesting upon the date of the next annual meeting of stockholders, followed by a full annual equity award at the same annual meeting of stockholders.
Compensation of Directors
The following table sets forth the compensation paid to our directors for fiscal 2022.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)	Total ($)
James G. Castellano	95,000	120,000	215,000
Dennis G. Gipson	77,500	120,000	197,500
Orvin T. Kimbrough	87,500	120,000	207,500
Kathleen M. Mazzarella	80,000	120,000	200,000
Bhavani Amirthalingam (1)	44,000	149,589	193,589
Robert M. Buck (2)	20,000	104,219	124,219
Margaret M. Newman	90,000	120,000	210,000
(1)The amount reported includes the aggregate grant date fair value of the RSUs awarded to Ms. Amirthalingam on a pro rata basis for the period from her commencement to the Board on April 20, 2022 to the date of our 2022 annual meeting, in addition to the aggregate grant date fair value of the RSUs awarded to Ms. Amirthalingam on the date of our 2022 annual meeting.
(2)Mr. Buck joined the Board on September 5, 2022. The amounts shown reflect cash compensation for a partial year of service and a pro rata equity award in respect of his partial year of service during fiscal 2022.
As of January 29, 2023, Mr. Kimbrough and Ms. Mazzarella held, respectively, 14,601 and 7,042 unvested common units in Management Feeder.
Compensation Risk Assessment
The Compensation Committee assessed the risks associated with our compensation and practices to evaluate whether they create risks that are likely to have a material adverse effect on us. Based on its assessment, the Compensation Committee concluded that our compensation policies and practices do not create incentives to take risks that are likely to have a material adverse effect on us. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.

COMPENSATION COMMITTEE REPORT
Report of the Compensation Committee
The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis and discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the 2022 Form 10-K.
The Compensation Committee:
Margaret M. Newman, Chair
James G. Berges
Robert M. Buck
Jonathan L. Zrebiec

PAY VERSUS PERFORMANCE
In accordance SEC rules, this section presents information about the relationship between compensation paid to our executives and certain Company financial performance metrics. For information about the Company’s compensation philosophy and objectives, please refer to the compensation discussion and analysis above, under the heading “Director and Executive Compensation.”

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3)	Core & Main Total Shareholder Return	Peer Group Total Shareholder Return (4)	Net Income (millions) (5)	MICP Adjusted EBITDA (millions)
2022	$5,564,480	$6,240,946	$1,710,361	$1,896,515	$91.43	$103.74	$530	$924
2021	2,292,431	3,348,965	979,397	1,381,409	98.95	97.17	166	604
(1)Reflects the amount of total compensation reported in the Summary Compensation Table (“SCT”) for Stephen LeClair, our Principal Executive Officer (“PEO”) for the applicable year. See “Director and Executive Compensation—Summary Compensation Table.”
(2)Reflects the average of the total compensation reported in the SCT for the Company’s NEOs as a group (excluding Mr. LeClair) for the applicable year. The NEOs included in this calculation for each of 2021 and 2022 are Mark Witkowski, John Schaller, Mark Whittenburg, and Bradford Cowles. See “Director and Executive Compensation—Summary Compensation Table.”
(3)Amounts reported in this column represent the amount of compensation actually paid (“CAP”) to Mr. LeClair or the non-PEO NEOs, as applicable, computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the CAP reported for Mr. LeClair and the non-PEO NEOs reflects the following adjustments to the total compensation reported in the SCT to determine the applicable CAP:

	2022		2021
SCT to CAP Reconciliation	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Reported SCT Total Compensation	$5,564,480	$1,710,361	$2,292,431	$979,397
Value of stock options and RSUs reported in SCT	(2,975,049)	(625,652)	—	—
Year-end fair value of unvested stock options and RSUs granted in the current fiscal year	3,393,622	713,678	—	—
Year-over-year difference of year-end fair values for unvested awards granted in prior years	—	—	(103,989)	(39,568)
Difference in fair values between prior year-end fair values and vesting date fair values for awards granted in prior years	257,893	98,128	1,160,523	441,580
Total Adjustments	676,466	186,154	1,056,534	402,012
CAP:	$6,240,946	$1,896,515	$3,348,965	$1,381,409
The fair value of stock options reported in this table were determined using the Black-Scholes option pricing model. The assumptions used for purposes of calculating fair values of stock options as of the vesting date or fiscal year-end date, as applicable, are (i) the expected life of each stock option is based on the “simplified method” using an average of the remaining vesting period and remaining term as of the applicable vesting date or fiscal year end date; (ii) the exercise price is based on each grant date closing price and asset price is based on the applicable vesting date or fiscal year end closing price; (iii) the risk free interest rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the applicable vesting date or fiscal year end date; and (iv) historical volatility is based on daily price history for the expected life of the stock option prior to the applicable vesting date or fiscal year end date. The portion of CAP that is based on fiscal year-end share price reflects a value of $21.67 and $23.45 for 2022 and 2021, respectively.
(4)Represents the weighted peer group total shareholder return (“TSR”), weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 400 Industrials Index, a published industry index.
(5)Reflects “Net Income” in the Company’s Consolidated Financial Statements included in the Company’s 2022 Form 10-K for the applicable fiscal year.

(6)MICP Adjusted EBITDA is calculated as Adjusted EBITDA (calculated as described in our 2022 Form 10-K) less the estimated Adjusted EBITDA of acquisitions completed subsequent to the establishment of the MICP Adjusted EBITDA target. See “Director and Executive Compensation – Elements of Our Executive Compensation Program – Short-Term Incentives”. The Company has determined that MICP Adjusted EBITDA is the most important performance measure used by the company to link compensation actually paid to the company’s NEOs to company performance.
Performance Measures
The performance measures listed below represent, in the Company’s assessment, the most important performance measures that link compensation actually paid to our NEOs for fiscal 2022 to company performance. The Company uses MICP Adjusted EBITDA and MICP Working Capital Percentage in its annual cash incentive program, and share price is a key determinant of the value of long-term incentive awards held by our NEOs in the form of stock options and RSUs.

Most Important Measures for 2022
MICP Adjusted EBITDA
MICP Working Capital Percentage (1)
Share price
(1)Calculated as year-end accounts receivable plus inventory less accounts payable, as a percentage of fiscal 2022 net sales. The MICP Working Capital Percentage is also adjusted to exclude the same acquisitions as were excluded for the MICP Adjusted EBITDA calculation (see “Director and Executive Compensation – Elements of Our Executive Compensation Program – Short-Term Incentives”).
CAP compared to TSR, Net Income and MICP Adjusted EBITDA; Company TSR Compared to S&P 400 Industrial Index
From 2021 to 2022, PEO CAP increased by $3,272,049 or 143%, and the average CAP for the non-PEO NEOs increased by $730,964 or 75%. For the same period, net income increased by $364 million or 219%, and MICP Adjusted EBITDA increased by $320 million or 53%. Also during this period, cumulative Core & Main TSR was -8.57%, and cumulative TSR for the S&P 400 Industrial Index was 3.74%.
As discussed in greater detail under the heading “Director and Executive Compensation,” the Compensation Committee considers many factors when making decisions concerning the compensation of our executive officers. TSR, net income and MICP Adjusted EBITDA are examples of indicators of the company’s overall financial performance, which may directly or indirectly impact the Company’s compensation decisions as well as CAP. However, as calculated under SEC rules, CAP reflects adjusted values to unvested and vested equity awards, GAAP valuation assumptions, and projected performance modifiers but does not reflect actual amounts realized by our executives for those awards.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median compensated employee and the annual total compensation of Mr. LeClair, our Chief Executive Officer.
For fiscal 2022, our last completed fiscal year:
•The annual total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $5,564,480.
•The annual total compensation of the individual identified as the median compensated employee of the Company (other than our CEO) was $76,465.
As a result, for fiscal 2022, the ratio of the annual total compensation of Mr. LeClair, our CEO, to the annual total compensation of the median compensated employee was 73 to 1.
To identify the median compensated employee and to determine the annual total compensation of the median compensated employee, we used total cash compensation for the consistently applied compensation measure (CACM) which included base salary, bonuses, overtime, and commissions (annualizing base salary for individuals employed less than a full year) as of December 31, 2022. After identifying the median employee, we calculated annual total compensation for this employee using the same methodology we use for calculating the total compensation of our CEO as set forth in the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT MATTERS
Report of the Audit Committee
The Audit Committee of our Board oversees our financial reporting process and internal control structure on behalf of the Board. Management is responsible for the preparation, presentation, and integrity of the financial statements and the effectiveness of our internal control over financial reporting. PwC, our independent registered public accounting firm since 2021, is responsible for expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles. As part of its oversight responsibilities, the Audit Committee meets with the head of the Company’s internal audit function, the head of the Company’s cybersecurity team and the Company’s independent registered public accounting firm to discuss, among other things, the items noted below; the quality of the financial reporting process; the performance of the Company’s independent registered public accounting firm; the Company’s compliance and ethics programs; and enterprise risk management.
The Audit Committee is responsible for, among other things, reviewing with PwC the scope and results of their audit engagement. In connection with the fiscal 2022 audit, the Audit Committee has:
•reviewed and discussed with management the Company’s audited financial statements included in our 2022 Form 10-K;
•discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•received from and discussed with PwC the communications from PwC required by the PCAOB regarding their independence, and considered whether non-audit fees and services provided by PwC, as described below, were compatible with maintaining their independence.
Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s report on internal control over financial reporting be included in our 2022 Form 10-K for filing with the SEC.
The Audit Committee has adopted a charter, available on the corporate governance section of our investor relations website. In accordance with its charter, the primary purposes of the Audit Committee are to: (a) assist the Board in overseeing and monitoring matters relating to: (i) the quality and integrity of the Company’s financial statements, (ii) the qualifications, independence and performance of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function, (iv) the Company’s compliance with legal and regulatory requirements and (v) the accounting, financial and external reporting policies and practices of the Company; and (b) prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement. The Audit Committee is also responsible for reviewing and discussing the Company’s risk management practices, including the effectiveness of the systems and policies for risk assessment and risk management, discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also oversees our procedures governing related person transactions.
The members of our Audit Committee are James G. Castellano (Chair), Bhavani Amirthalingam, Orvin T. Kimbrough and Kathleen M. Mazzarella. Our Board has designated James G. Castellano as an “audit committee financial expert,” and each of the four members has been determined to be “financially literate” under the NYSE rules. Our Board has also determined that James G. Castellano, Bhavani Amirthalingam, Orvin T. Kimbrough and Kathleen M. Mazzarella are “independent” as defined under the NYSE and Exchange Act rules and regulations.
The Audit Committee:
James G. Castellano, Chair
Bhavani Amirthalingam,
Orvin T. Kimbrough
Kathleen M. Mazzarella

Principal Accounting Firm Fees
Aggregate fees billed to us for the fiscal years ended January 29, 2023 and January 30, 2022 by our independent registered public accounting firm, PwC, and its respective affiliates, were:

Fees Billed	Fiscal 2022	Fiscal 2021
Audit Fees (1) (2)	$1,955,000	$3,310,000
Audit-Related Fees (3)	—	210,000
Tax Fees (4)	785,004	1,715,105
All Other Fees (5)	—	50,000
Total	$2,740,004	$5,285,105
(1)Includes fees related to the audits of the Company and other services associated with regulatory filings and other professional services related to our secondary public offering on September 19, 2022.
(2)Includes fees related to the audits of the Company and other services associated with regulatory filings and other professional services related to our IPO, including relating to our registration statements on Form S-1.
(3)Includes fees related to evaluation of internal controls and associated documentation prior to issuance of an integrated audit opinion by our auditors.
(4)Includes fees related to tax planning, compliance and tax return preparation fees.
(5)Includes fees for review of the Company’s IPO project plan.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services (including the fees and terms thereof) performed for us by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in the Exchange Act and the rules and regulations thereunder that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee approved all services provided by PwC during fiscal 2022 and fiscal 2021.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board has nominated the four persons named below for election as directors at the Annual Meeting. All director nominees will be elected to serve terms expiring upon at the annual meeting of stockholders held in 2026. Each of the nominees for director is currently serving on the Board.
Nominees for Director
•Bhavani Amirthalingam
•Orvin T. Kimbrough
•Margaret M. Newman
•Ian A. Rorick
For additional biographical information about the nominees for director, including information about their qualifications to serve as a director, see “Board of Directors” beginning on page 12 of this proxy statement.
To be elected, a nominee must receive a plurality of the votes cast in respect of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote. Therefore, the four nominees who receive the most “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected.
OUR BOARD RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD
OF EACH OF THE FOUR NOMINEES FOR DIRECTOR.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PwC audited our consolidated financial statements for fiscal 2022. Upon the recommendation of our Audit Committee, the Board has appointed PwC, our independent registered public accounting firm, to audit our consolidated financial statements for fiscal 2023 and to prepare a report on this audit, subject to ratification by our stockholders. PwC has served as our independent registered public accounting firm since 2021.
This proposal asks you to ratify the selection of PwC as our independent registered public accounting firm. Although we are not required to obtain such ratification from our stockholders, the Board believes that it is good practice to do so. Even if the appointment is ratified, the Audit Committee may in its discretion select a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
In order to pass, the proposal must receive the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.
Additional information regarding the responsibilities of PwC as our independent auditor, and the fees we paid to the independent auditor, can found under “Audit Matters” beginning on page 49 of this proxy statement.
A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.
OUR BOARD RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Compensation Discussion and Analysis begins on page 32. As discussed there, the Board believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.
This proposal provides stockholders with the opportunity to cast an advisory vote on the Company’s executive compensation program. In order to pass, the proposal must receive the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote.
The Board invites you to review the Compensation Discussion and Analysis beginning on page 32 and the tabular and other disclosures on compensation under Determination of Executive Compensation beginning on page 32, and cast a vote either to endorse or not endorse the Company's executive compensation programs through the following resolution:
“RESOLVED, that stockholders hereby approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”
While the vote does not bind the Board to any particular action, the Board values the input of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements.
OUR BOARD RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE ADVISORY APPROVAL
OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION FOR STOCKHOLDERS
Solicitation of Proxies
We will pay our costs of soliciting proxies in connection with the Annual Meeting. Directors, officers and other employees, acting without special compensation, may solicit proxies by mail, email, in person or by telephone. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to the proxy materials from, beneficial owners.
Stockholder Proposals or Stockholder Nominations for Director at 2024 Annual Meeting
To be considered for inclusion in next year’s proxy statement and form of proxy, proposals by stockholders for business to be considered at the 2024 annual meeting of stockholders must be submitted in writing so that they are received by the Company no later than January 17, 2024 and must comply with the requirements of Rule 14a-8 under the Exchange Act. Proposals should be submitted to: Mark G. Whittenburg, General Counsel and Secretary, Core & Main, Inc., 1830 Craig Park Court, St. Louis, Missouri 63146.
Stockholders who wish to propose business or nominate persons for election to the Board at the 2024 annual meeting of stockholders, and the proposal or nomination is not intended to be included in our proxy statement, must provide advance notice to us of stockholder business or nomination in accordance with our Bylaws. In order to be properly brought before the 2024 annual meeting of stockholders, our Bylaws require that a notice of a matter the stockholder wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the stockholder wishes to nominate as a director, must be received by our Secretary not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual stockholder meeting. Therefore, any notice intended to be given by a stockholder with respect to the 2024 annual meeting of stockholders pursuant to our Bylaws must be received by Mark G. Whittenburg, General Counsel and Secretary, Core & Main, Inc., at 1830 Craig Park Court, St. Louis, Missouri 63146, no earlier than February 29, 2024 and no later than the close of business on March 30, 2024. However, if the date of our 2024 annual meeting occurs more than 30 days before or 70 days after June 28, 2024, the first anniversary of the Annual Meeting, a stockholder notice will be timely if it is received by our Secretary no earlier than 120 days before the date of the 2024 annual meeting and no later than the close of business on the later of the (a) 90th day before the date of the 2024 annual meeting and (b) 10th day following the day on which the public announcement of the date of the 2024 annual meeting is first made. In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2024 annual meeting of stockholders, notice must be submitted by the above dates under the advance notice provisions of our Bylaws and must include information in the notice required by our Bylaws and Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act. Our Bylaws are publicly available on the SEC website.
2022 Annual Report to Stockholders
A copy of our Annual Report for fiscal 2022 is available free of charge at https://ir.coreandmain.com.
Other Business
The Board is not aware of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement. Should any other matter requiring a vote of the stockholders arise, Mark G. Whittenburg and Stephen O. LeClair (with full power of substitution) are your appointed representatives at the Annual Meeting and will vote in accordance with their best judgment and as permitted by applicable law.
Householding
As permitted under the Exchange Act, to the extent our beneficial stockholders receive a hard copy of this proxy statement or Notice of Internet Availability by mail, only one copy is being delivered to beneficial stockholders residing at the same address, unless such beneficial stockholders have notified us of their desire to receive multiple copies of such documents. Please follow the directions on the voting instruction form that your bank or broker provides to request a separate copy to any beneficial stockholder residing at an address to which only one copy was mailed.

Non-GAAP Reconciliation
In addition to providing results that are determined in accordance with GAAP, we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage, which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP, and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as an alternative to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.
The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA, as well as a calculation of Adjusted EBITDA margin and Net Debt Leverage, for the periods presented:

($ in millions)	Fiscal Year Ended
	January 29, 2023	January 30, 2022
Net income attributable to Core & Main, Inc.	$366	$166
Plus: net income attributable to non-controlling interests	215	59
Net income	581	225
Depreciation and amortization (1)	143	142
Provision for income taxes	128	51
Interest expense	66	98
EBITDA	$918	$516
Loss on debt modification and extinguishment	—	51
Equity-based compensation	11	25
Acquisition expenses (2)	5	7
Offering expenses (3)	1	5
Adjusted EBITDA	$935	$604
Non-GAAP Financial Data
Adjusted EBITDA margin:
Adjusted EBITDA	$935	$604
Net sales	6,651	5,004
Adjusted EBITDA margin	14.1%	12.1%

Net Debt Leverage:
Total consolidated indebtedness	$1,478	$1,493
Cash & cash equivalents	(177)	(1)
Net debt	1,301	1,492
Adjusted EBITDA	935	604
Net Debt Leverage	1.4x	2.5x
(1)Includes depreciation of certain assets which are reflected in “cost of sales” in the Statement of Operations included in the financial statements of our 2022 Form 10-K (the "Statement of Operations").
(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.
(3)Represents costs related to the IPO and subsequent secondary offerings reflected in selling, general and administrative expenses in our Statement of Operations.

CORE & MAIN®

1830 Craig Park Court
St. Louis, MO 63146
www.coreandmain.com

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 27, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CNM2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 27, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V18315-P85610 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORE & MAIN, INC.

The Board of Directors recommends you vote FOR the following.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Bhavani Amirthalingam
02) Orvin T. Kimbrough
03) Margaret M. Newman
04) Ian A. Rorick

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2024.	☐	☐	☐
3. Advisory vote to approve Core & Main's named executive officer compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V18316-P85610

CORE & MAIN, INC.
Annual Meeting of Stockholders
June 28, 2023 9:00 AM CT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen O. LeClair and Mark G. Whittenburg, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of CORE & MAIN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CT on June 28, 2023, virtually at www.virtualshareholdermeeting.com/CNM2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side